Filed Pursuant to Rule 424(b)(3)
Registration No. 333-188410

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 7, 2015

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MAY 7, 2013

Brookfield Infrastructure Partners L.P.

$

Limited Partnership Units

This offering (the “Offering”) of limited partnership units (the “Units”) of Brookfield Infrastructure Partners L.P. (our “Partnership” and, our Partnership, collectively with its subsidiary entities and operating entities, “Brookfield Infrastructure”) under this prospectus supplement (this “Prospectus Supplement”) consists of             Units (collectively, with the Units issuable upon exercise of the Over-Allotment Option (as defined below), the “Offered Units”) at a price of $ per Unit (the “Offering Price”). The first distribution in which the purchasers of Units will be entitled to participate will be for the second quarter of 2015, payable on or about June 30, 2015 to unitholders of record on or about May 29, 2015.

Concurrent with the closing of the Offering, Brookfield Asset Management Inc. and its related entities (other than Brookfield Infrastructure, collectively, “Brookfield”) will, pursuant to an exemption from the Canadian and U.S. prospectus and registration requirements (the “Concurrent Private Placement”), purchase              redeemable partnership units (“RPUs”) of Brookfield Infrastructure L.P. (the “Holding LP”) at $              per RPU, representing the Offering Price per Unit net of underwriting commissions payable by our Partnership. See “Concurrent Private Placement”.

Our Units are listed for trading under the symbol “BIP.UN” on the Toronto Stock Exchange (the “TSX”) and “BIP” on the New York Stock Exchange (the “NYSE”). On April 6, 2015, before the public announcement of the Offering, the closing sale prices of the Units on the TSX and the NYSE were C$58.10 and US$46.54, respectively.

Investing in the Units involves risks. See “Risk Factors” beginning on page S-8 of this Prospectus Supplement, beginning on page 5 of the accompanying prospectus of our Partnership dated May 7, 2013 (the “Prospectus”), the risk factors included in our most recent annual report on Form 20-F for the fiscal year ended December 31, 2014, dated March 17, 2015 (our “Annual Report”), and in other documents we incorporate in this Pr+ospectus Supplement by reference.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriters’ Fee(1)	Net Proceeds to our Partnership(2)
Per Unit	$	$	$
Total(3)	$	$	$

(1)	The Underwriters’ fee is equal to % of the gross proceeds of the Offering. See “Underwriting”.
(2)	Before deduction of our Partnership’s expenses of this issue, estimated at $1 million, which, together with the Underwriters’ fee, will be paid from the proceeds of the Offering.
(3)	Our Partnership has granted to the Underwriters the right (the “Over-Allotment Option”), exercisable until the date which is 30 days following the closing of the Offering, to purchase from us on the same terms up to Units (the “Additional Units”), being a number equal to 15% of the number of Units sold in the Offering. If the Over-Allotment Option is exercised in full, the total price to the public will be $ , the Underwriters’ fee will be $ and the net proceeds to our Partnership will be $ . This Prospectus Supplement also qualifies the grant of the Over-Allotment Option and the distribution of the Units issuable upon exercise of the Over-Allotment Option. A purchaser who acquires Offered Units forming part of the Underwriters’ over-allocation position acquires those Units under this Prospectus Supplement, regardless of whether the over-allocation position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases.

The Underwriters (as defined below) expect to deliver the Offered Units on or about         , 2015 through the book-entry facilities of The Depository Trust Company.

Joint Book-Running Managers

Credit Suisse	HSBC	RBC Capital Markets	TD Securities

The date of this Prospectus Supplement is April     , 2015

Capitalized terms which are used but not otherwise defined in this Prospectus Supplement shall have the meaning ascribed thereto in the Prospectus. All references in this Prospectus Supplement to “Canada” mean Canada, its provinces, its territories, its possessions and all areas subject to its jurisdiction.

This document is in two parts. The first part is this Prospectus Supplement, which describes the specific terms of this Offering. The second part is the Prospectus, which gives more general information, some of which may not apply to this Offering. If information varies between this Prospectus Supplement and the Prospectus, you should rely on the information in this Prospectus Supplement.

You should only rely on the information contained or incorporated by reference in this Prospectus Supplement, the Prospectus or any “free writing prospectus” we may authorize to be delivered to you. We have not, and the Underwriters have not, authorized anyone to provide you with different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. You should not assume that the information contained in this Prospectus Supplement, the Prospectus or any “free writing prospectus” we may authorize to be delivered to you, as well as the information we previously filed with the SEC, that is incorporated by reference in this Prospectus Supplement, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since such dates.

We are offering to sell the Offered Units and are seeking offers to buy the Offered Units, only in jurisdictions where such offers and sales are permitted. The distribution of this Prospectus Supplement and the Prospectus and the offering of the Offered Units in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this Prospectus Supplement or the Prospectus must inform themselves about and observe any restrictions relating to the

Offering and the distribution of this Prospectus Supplement and the Prospectus outside the United States. This Prospectus Supplement and the Prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

Your ability to enforce civil liabilities under the United States federal securities laws may be affected adversely because we are formed under the laws of Bermuda, some of the officers and directors of Brookfield Infrastructure Partners Limited, our Partnership’s general partner (our “Managing General Partner”), and some of the experts named in this Prospectus Supplement are residents of Canada or another non-U.S. jurisdiction and a portion of our assets and the assets of those officers, directors and experts are located outside the United States.

CURRENCY

Unless otherwise specified, all dollar amounts in this Prospectus Supplement are expressed in U.S. dollars and references to “dollars,” “$” or “US$” are to U.S. dollars and all references to “C$” are to Canadian dollars.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus Supplement, the Prospectus and the documents incorporated by reference in this Prospectus Supplement and in the Prospectus contain certain “forward-looking statements” and “forward-looking information” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. These forward-looking statements and information also relate to, among other things, our objectives, goals, strategies, intentions, plans, beliefs, expectations and estimates and anticipated events or trends. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “potential”, “should”, “objective”, “will”, and “would”, or the negative of those terms or other comparable terminology. In particular, our statements with respect to our planned strategic acquisitions and the expected results of those acquisitions are forward-looking statements. These forward-looking statements and information are not historical facts but reflect our current expectations regarding future results or events and are based on information currently available to us and on assumptions we believe are reasonable. Although we believe that our anticipated future results, performance or achievements expressed or implied by these forward-looking statements and information are based on reasonable assumptions and expectations, the reader should not place undue reliance on forward-looking statements and information because they involve assumptions, known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by these forward-looking statements and information. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations and our plans and strategies may vary materially from those expressed in the forward-looking statements and forward-looking information herein.

Factors that could cause the actual results of Brookfield Infrastructure to differ materially from those contemplated or implied by the statements in this Prospectus Supplement, the Prospectus and the documents incorporated by reference in this Prospectus Supplement and in the Prospectus include, without limitation:

•	our assets are or may become highly leveraged and we intend to incur indebtedness above the asset level;

•	our Partnership is a holding entity that relies on its subsidiaries to provide the funds necessary to pay our distributions and meet our financial obligations;

•	future sales and issuances of our Units, or the perception of such sales or issuances, could depress the trading price of our Units;

•	future acquisitions may significantly increase the scale and scope of our operations;

•	foreign currency risk and risk management activities;

•	our Partnership may become regulated as an investment company under the U.S. Investment Company Act of 1940, as amended;

•	we are exempt from certain requirements of Canadian securities laws and we are not subject to the same disclosure requirements as a U.S. domestic issuer;

•	we may be subject to the risks commonly associated with a separation of economic interest from control or the incurrence of debt at multiple levels within an organizational structure;

•	effectiveness of our internal controls over financial reporting could have a material adverse effect;

•	general economic conditions and risks relating to the global economy;

•	commodity risks;

•	availability and cost of credit;

•	government policy and legislation changes;

•	exposure to uninsurable losses and force majeure events;

•	infrastructure operations may require substantial capital expenditures;

•	labour disruptions and economically unfavourable collective bargaining agreements;

•	exposure to health and safety related accidents;

•	exposure to increased economic regulation;

•	exposure to environmental risks, including increasing environmental legislation and the broader impacts of climate change;

•	high levels of regulation upon many of our operating entities;

•	First Nations claims to land, adverse claims or governmental claims may adversely affect our infrastructure operations;

•	the competitive market for acquisition opportunities;

•	our ability to renew existing contracts and win additional contracts with existing or potential customers;

•	timing and price for the completion of unfinished projects;

•	some of our current operations are held in the form of joint ventures or partnerships or through consortium arrangements;

•	our infrastructure business is at risk of becoming involved in disputes and possible litigation;

•	some of our businesses operate in jurisdictions with less developed legal systems and could experience difficulties in obtaining effective legal redress;

•	actions taken by national, state, or provincial governments, including nationalization, or the imposition of new taxes, could materially impact the financial performance or value of our assets;

•	reliance on technology;

•	customers may default on their obligations;

•	reliance on tolling and revenue collection systems;

•	our ability to finance our operations due to the status of the capital markets;

•	changes in our credit ratings;

•	our operations may suffer a loss from fraud, bribery, corruption or other illegal acts;

•	Brookfield’s influence over our Partnership;

•	the lack of an obligation of Brookfield to source acquisition opportunities for us;

•	our dependence on Brookfield and its professionals;

•	interests in the General Partner may be transferred to a third party without unitholder or preferred unitholder consent;

•	Brookfield may increase its ownership of our Partnership;

•	our master services agreement (our “Master Services Agreement”) as described in Item 6.A “Directors and Senior Management — Our Master Services Agreement” of our Annual Report and our other arrangements with Brookfield do not impose on Brookfield any fiduciary duties to act in the best interests of our unitholders or preferred unitholders;

•	conflicts of interest between our Partnership, our preferred unitholders and our unitholders, on the one hand, and Brookfield, on the other hand;

•	our arrangements with Brookfield may contain terms that are less favourable than those which otherwise might have been obtained from unrelated parties;

•	our General Partner may be unable or unwilling to terminate our Master Services Agreement;

•	the limited liability of, and our indemnification of, our service provider;

•	our unitholders and preferred unitholders do not have a right to vote on partnership matters or to take part in the management of our Partnership;

•	market price of our Units and Preferred Units may be volatile;

•	dilution of existing unitholders;

•	adverse changes in currency exchange rates;

•	investors may find it difficult to enforce service of process and enforcement of judgments against us;

•	we may not be able to continue paying comparable or growing cash distributions to our unitholders in the future;

•	changes in tax law and practice; and

•	other factors described in our Annual Report, including, but not limited to, those described under Item 3.D “Risk Factors” and elsewhere in our Annual Report.

The risk factors included in our Annual Report and in the other documents incorporated by reference in the Prospectus could cause our actual results and our plans and strategies to vary from our forward-looking statements. In light of these risks, uncertainties and assumptions, the events described by our forward-looking statements and information might not occur. We qualify any and all of our forward-looking statements and information by these cautionary factors. Please keep this cautionary note in mind as you read this Prospectus Supplement. We disclaim any obligation to update or revise publicly any forward-looking statements or  information, whether as a result of new information, future events or otherwise, except as required by applicable law.

CAUTIONARY STATEMENT REGARDING THE USE OF NON-IFRS ACCOUNTING MEASURES

FFO

To measure performance, among other measures, we focus on net income as well as funds from operations (“FFO”). We define FFO as net income excluding the impact of depreciation and amortization, deferred income taxes, breakage and transaction costs, non-cash valuation gains or losses and other items. FFO is a measure of operating performance that is not calculated in accordance with, and does not have any standardized meaning prescribed by, International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board. FFO is therefore unlikely to be comparable to similar measures presented by other issuers. FFO has limitations as an analytical tool. See Item 5 “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Reconciliation of Non-IFRS Financial Measures” of our Annual Report for more information on this measure, including a reconciliation to the most directly comparable IFRS measure.

AFFO

In addition, we use adjusted funds from operations (“AFFO”) as a measure of long-term sustainable cash flow. We define AFFO as FFO less maintenance capital expenditures. AFFO is a measure of operating performance that is not calculated in accordance with, and does not have any standardized meaning prescribed by, IFRS. AFFO is therefore unlikely to be comparable to similar measures presented by other issuers. AFFO has limitations as an analytical tool. See Item 5 “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Reconciliation of Non-IFRS Financial Measures” of our Annual Report for more information on this measure, including a reconciliation to the most directly comparable IFRS measure.

Adjusted EBITDA

In addition to FFO and AFFO, we focus on “Adjusted EBITDA”, which we define as FFO excluding the impact of interest expense, cash taxes, and other income (expenses). Like FFO, Adjusted EBITDA is a measure of operating performance that is not calculated in accordance with, and does not have any standardized meaning prescribed by, IFRS. Adjusted EBITDA is therefore unlikely to be comparable to similar measures presented by other issuers. Adjusted EBITDA has limitations as an analytical tool. See Item 5 “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Reconciliation of Non-IFRS Financial Measures” of our Annual Report for more information on this measure, including a reconciliation to the most directly comparable IFRS measure.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and periodic reporting requirements of the Exchange Act applicable to “foreign private issuers” (as such term is defined in Rule 405 under the Securities Act) and will fulfill the obligations with respect to those requirements by filing reports with the SEC. In addition, we are required to file documents filed with the SEC with the securities regulatory authority in each of the provinces and territories of Canada. Periodic reports and other information filed with the SEC may be inspected and copied at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC. The address of the SEC internet site is www.sec.gov. You are invited to read and copy any reports, statements or other information, other than confidential filings, that we file with the Canadian securities regulatory authorities. These filings are electronically available from the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com, the Canadian equivalent of the SEC electronic document gathering and retrieval system. This information is also available on our website at www.brookfieldinfrastructure.com. Throughout the period of distribution, copies of these materials will also be available for inspection during normal business hours at the offices of our service provider at Brookfield Place, 250 Vesey Street, 15th Floor, New York, New York, United States 10281-1023.

As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal unitholders are exempt from the reporting and short- swing profit recovery provisions contained in Section 16 of the Exchange Act relating to their purchases and sales of Units. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to file with the SEC, as soon as practicable, and in any event within 120 days after the end of each fiscal year, an annual report on Form 20-F containing financial statements audited by an independent public accounting firm. We also intend to furnish quarterly reports on Form 6-K containing unaudited interim financial information for each of the first three quarters of each fiscal year.

DOCUMENTS INCORPORATED BY REFERENCE

This Prospectus Supplement is deemed to be incorporated by reference into the accompanying Prospectus solely for the purpose of the Offering. Other documents are also incorporated, or are deemed to be incorporated, by reference into the Prospectus and reference should be made to the Prospectus for full particulars thereof. Our Annual Report, which has been filed with the securities regulatory authorities in Canada and filed on Form 20-F with the SEC, is specifically incorporated by reference into, and forms an integral part of, this Prospectus Supplement.

In addition, all subsequent annual reports filed by us with the SEC on Form 20-F and any current reports on Form 6-K filed or furnished by us that is identified in such form as being incorporated by reference into the registration statement of which this Prospectus Supplement and the Prospectus form a part, in each case subsequent to the date of this Prospectus Supplement and prior to the termination of the Offering, shall be deemed to be incorporated by reference into this Prospectus Supplement as of the date of the filing of such documents. We shall undertake to provide without charge to each person to whom a copy of this Prospectus Supplement has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this Prospectus Supplement by reference, including exhibits to such documents. Requests for such copies should be directed to:

Brookfield Infrastructure Partners L.P.

Investor Relations

73 Front Street

5th Floor

Hamilton HM 12

Bermuda

Attn: Tracey Wise, Senior Vice President, Investor Relations & Communications

Email: tracey.wise@brookfield.com

Any statement contained in this Prospectus Supplement, the Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus Supplement or the Prospectus shall be deemed to be modified or superseded, for the purposes of this Prospectus Supplement, to the extent that a statement contained in this Prospectus Supplement, or in the Prospectus or in any other subsequently filed or furnished document which also is or is deemed to be incorporated by reference in the Prospectus, modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement.

RECENT DEVELOPMENTS

On March 12, 2015, our Partnership announced that it had completed its previously announced issue of cumulative class A Preferred Units, series 1 (the “Series 1 Preferred Units”) in the amount of C$125,000,000 (the “Preferred Unit Offering”). Our Partnership issued 5,000,000 Series 1 Preferred Units at a price of C$25.00 per unit. Holders of the Series 1 Preferred Units are entitled to receive a cumulative quarterly fixed distribution yielding 4.50% annually for the initial period ending June 30, 2020. Thereafter, the distribution rate will be reset every five years at a rate equal to the 5-year Government of Canada bond yield plus 3.56%. The Series 1 Preferred Units commenced trading on the TSX on March 12, 2015 under the ticker symbol BIP.PR.A.

On March 5, 2015, our Partnership announced that it had agreed to sell an aggregate principal amount of C$450,000,000 of medium-term notes, Series 2, due March 11, 2022 (the “Notes”) that will bear interest at a rate of 3.452% per annum, payable semi-annually (the “Debt Offering”). A subsidiary of our Partnership, Brookfield Infrastructure Finance ULC, was the recipient of the net proceeds and has primary responsibility for the payment of principal and interest on the Notes. The Notes are fully and unconditionally guaranteed by our Partnership and certain of our key holding subsidiaries. The Debt Offering was completed on March 11, 2015.

On November 6, 2014, our Partnership announced that it had committed to acquire an interest in TDF, the largest independent communication tower infrastructure business in France. Under this commitment, a Brookfield consortium agreed to acquire 50% of the business for an enterprise value of approximately €1.78 billion, with the other 50% of the business being acquired by other transaction parties. The acquisition of TDF closed on March 31, 2015.

THE OFFERING

Issuer	Brookfield Infrastructure Partners L.P.

Units offered by us	Units Units if the Underwriters exercise in full their option to purchase up to an additional Units to cover any over-allotments.

Total Units outstanding after the Offering	Units, assuming no exercise of the Over-Allotment Option; or Units, assuming full exercise of the Over-Allotment Option.

Use of proceeds	We will use the proceeds of the Offering as well as the proceeds of the Concurrent Private Placement for investment opportunities, working capital and other general corporate purposes. Prior to being deployed for such purposes, the net proceeds will initially be used to repay amounts outstanding under our revolving credit facilities. See “Use of Proceeds”.

Risk factors	Investing in the Units involves risks. See “Risk Factors” beginning on page S-8 of this Prospectus Supplement, beginning on page 5 of the Prospectus, the risk factors included in our Annual Report and in other documents we incorporate in this Prospectus Supplement by reference.

TSX symbol	“BIP.UN”

NYSE symbol	“BIP”

Conflicts of interest	Because at least five percent of the net proceeds of the Offering, not including underwriting compensation, may be used to reduce the outstanding balance of the Credit Facilities (as defined below) extended by each of RBC Dominion Securities Inc., TD Securities Inc., HSBC Securities (Canada) Inc., Credit Suisse Securities (Canada), Inc., Barclays Capital Canada Inc., CIBC World Markets Inc., Citigroup Global Markets Canada Inc., Scotia Capital Inc., Deutsche Bank Securities Inc., BMO Nesbitt Burns Inc., J.P. Morgan Securities Canada Inc., Merrill Lynch Canada Inc. and National Bank Financial Inc. or their respective affiliates, such Underwriters are deemed to have a “conflict of interest” under Rule 5121 (“Rule 5121”) of the Financial Industry Regulatory Authority, Inc. Accordingly, the Offering will be made in compliance with the applicable provisions of Rule 5121. Under Rule 5121, the appointment of a qualified independent underwriter is not necessary in connection with the Offering, because the Offering is of a class of securities having a bona fide public market, as defined in Rule 5121. RBC Dominion Securities Inc., TD Securities Inc., HSBC Securities (Canada) Inc., Credit Suisse Securities (Canada), Inc., Barclays Capital Canada Inc., CIBC World Markets Inc., Citigroup Global Markets Canada Inc., Scotia Capital Inc., Deutsche Bank Securities Inc., BMO Nesbitt Burns Inc., J.P. Morgan Securities Canada Inc., Merrill Lynch Canada Inc. and National Bank Financial Inc. will not confirm sales to any accounts over which they exercise discretionary authority without first receiving a written consent from those accounts.

RISK FACTORS

An investment in the Units involves a high degree of risk. Before making an investment decision, you should carefully consider the risks incorporated by reference from our Annual Report and the other information incorporated by reference in this Prospectus Supplement, as updated by our subsequent filings with the SEC, pursuant to Sections 13(a), 14 or 15(d) of the Exchange Act, and securities regulatory authorities in Canada, which are incorporated in the Prospectus and in this Prospectus Supplement by reference. The risks and uncertainties described therein and herein are not the only risks and uncertainties we face. In addition, please consider the following risks before making an investment decision:

The use of proceeds from this Offering is not certain.

We intend to use the net proceeds of this Offering and the Concurrent Private Placement for investment opportunities, working capital and other general corporate purposes. Prior to being deployed for such purposes, a portion of the net proceeds will initially be used to repay amounts outstanding under our revolving credit facilities.

If all or a portion of the proceeds of this Offering or the Concurrent Private Placement are not deployed in a timely manner following closing, or if the returns are lower than the returns we anticipate, our Partnership may not be able to achieve growth in its distributions in line with its stated goals and the market value of our Units may decline.

For more information see “Where You Can Find More Information” and “Documents Incorporated By Reference” in this Prospectus Supplement and in the Prospectus.

CONSOLIDATED CAPITALIZATION

The following table sets forth the consolidated capitalization of our Partnership as at: (a) December 31, 2014; (b) December 31, 2014, as adjusted to give effect to the completion of the Debt Offering and Preferred Unit Offering; and (c) December 31, 2014, as further adjusted to give effect to the completion of this Offering and the Concurrent Private Placement. The table below should be read together with the detailed information and financial statements incorporated by reference in this Prospectus Supplement and the Prospectus, including the audited annual consolidated financial statements of our Partnership as of and for the year ended December 31, 2014, incorporated by reference in this Prospectus Supplement and the Prospectus.

$ millions	As at December 31, 2014	As at December 31, 2014, As Adjusted(1)		As at December 31, 2014, As Further Adjusted(2)
Corporate borrowings	$588	$492	(3)			$(3)
Non-recourse borrowings	6,221	6,221	(3)		6,221	(3)
Other liabilities	3,344	3,344			3,344
Preferred Shares	20	20			20
Partnership capital
Preferred Units	–	96			96
Limited Partners	3,533	3,533				(4)
Non-controlling interest
Redeemable Partnership Units	1,321	1,321
Interest of others in operating subsidiaries	1,444	1,444			1,444
General Partner	24	24			24

Total capitalization	$16,495	$16,495		$

(1)	After giving effect to the Debt Offering and the Preferred Unit Offering and the application of a portion of the net proceeds therefrom to repay amounts outstanding under our credit facilities. Canadian dollar adjustments have been converted into U.S. dollars at an exchange rate of C$1.00 = US$ .
(2)	After giving effect to the Debt Offering, the Preferred Unit Offering, this Offering and the Concurrent Private Placement and the application of a portion of the net proceeds therefrom to repay amounts outstanding under our credit facilities. Canadian dollar adjustments have been converted into U.S. dollars at an exchange rate of C$1.00 = US$ .
(3)	Includes estimated indebtedness incurred by our Partnership since December 31, 2014.
(4)	Assuming no exercise of the Over-Allotment Option. If the Over-Allotment Option is exercised in full, the “as further adjusted” amount for limited partners partnership capital would be $ .

DESCRIPTION OF PARTNERSHIP CAPITAL

As of April 7, 2015, there were approximately 150,324,145 Units outstanding (58,739,416 Units assuming the exchange of all of Brookfield’s RPUs), 5,000,000 Series 1 Preferred Units and no cumulative class A Preferred Units, series 2, outstanding. The RPUs are subject to a redemption-exchange mechanism pursuant to which Units may be issued in exchange for RPUs on a one for one basis. After giving effect to the Offering and the Concurrent Private Placement, there will be      Units outstanding (     Units assuming the exchange of all of the RPUs). After giving effect to this Offering and the Concurrent Private Placement (assuming the exercise of the Over-Allotment Option in full), there will be      Units outstanding (     Units assuming the exchange of all of the RPUs). Brookfield now owns approximately 28.1% of our Partnership on a fully exchanged basis and the remaining approximate 71.9% is held by public investors. After giving effect to this Offering and the Concurrent Private Placement, Brookfield will own approximately 28.1% of our Partnership on a fully exchanged basis (28.1% if the Over-Allotment Option is exercised in full). See “Description of our Units and our Limited Partnership Agreement” in our Annual Report on Form 20-F for the year ended December 31, 2014, as filed on March 17, 2015, for further information regarding the principal rights, privileges, restrictions and conditions attaching to the Units and the Preferred Units.

CONCURRENT PRIVATE PLACEMENT

Prior to the completion of this Offering and the Concurrent Private Placement, Brookfield owns an approximate 28.5% interest in Brookfield Infrastructure, on a fully exchanged basis, including its general partner interest in our Partnership and special limited partnership interest in the Holding LP.

Brookfield Infrastructure has entered into a subscription agreement with Brookfield setting forth the terms and conditions of the Concurrent Private Placement pursuant to which Brookfield will purchase      RPUs at $     per RPU, representing the Offering Price per Unit net of the Underwriters’ fee, for proceeds to Brookfield Infrastructure of approximately $     million. The Underwriters will not receive any fees or commission on the RPUs purchased by Brookfield.

After giving effect to this Offering and the Concurrent Private Placement, Brookfield will own      RPUs (         RPUs assuming the exercise of the Over-Allotment Option in full) which, together with Brookfield’s existing interest, will represent a 28.5% interest in Brookfield Infrastructure on a fully exchanged basis. (28.5% if the Over Allotment Option is exercised in full).

Neither the Prospectus nor this Prospectus Supplement qualifies the distribution of the RPUs to be issued pursuant to the Concurrent Private Placement. The RPUs to be issued pursuant to the Concurrent Private Placement will be subject to a statutory hold period. The Concurrent Private Placement is subject to a number of conditions, including completion of definitive documentation and the concurrent closing of this Offering. The Concurrent Private Placement provides for the issuance of RPUs representing less than 10% of the outstanding Units, on a fully exchanged basis, and therefore does not require disinterested unitholder approval.

PRICE RANGE AND TRADING VOLUME OF LISTED UNITS

The Units are listed on the TSX and are quoted under the symbol “BIP.UN”. The following table sets forth the annual high and low trading prices for the Units on the TSX for the five most recent financial years, in Canadian dollars:

	Units
	High	Low
	(C$)	(C$)
Year Ended December 31, 2010	23.31	15.94
Year Ended December 31, 2011	28.45	20.75
Year Ended December 31, 2012	36.67	28.02
Year Ended December 31, 2013	43.40	35.07
Year Ended December 31, 2014	49.46	39.50

The following table sets forth the quarterly high and low trading prices for the Units on the TSX for the periods indicated for the past two financial years, in Canadian dollars:

	Units
	High	Low
	(C$)	(C$)
January 1, 2013 to March 31, 2013	42.02	35.07
April 1, 2013 to June 30, 2013	41.00	35.30
July 1, 2013 to September 30, 2013	39.84	35.76
October 1, 2013 to December 31, 2013	43.40	37.86
January 1, 2014 to March 31, 2014	44.00	39.50
April 1, 2014 to June 30, 2014	45.96	41.50
July 1, 2014 to September 30, 2014	46.87	42.00
October 1, 2014 to December 31, 2014	49.46	40.94
January 1, 2015 to March 31, 2015	58.43	48.71
April 1, 2015 to April 6, 2015	58.21	56.80

The following table sets forth, for the periods indicated, the price ranges and trading volumes of the Units on the TSX for the past 12 months, in Canadian dollars:

	Units
	High	Low	Volume
	(C$)	(C$)
2014
April	44.25	41.50	1,565,472
May	45.72	42.50	1,437,489
June	45.96	43.79	2,731,877
July	45.41	43.12	2,597,303
August	46.87	42.00	1,384,979
September	46.33	42.33	2,269,515
October	45.98	40.94	2,279,036
November	48.35	44.81	1,134,708
December	49.46	45.75	1,857,436

2015
January	53.95	48.71	2,101,210
February	58.11	52.60	2,330,758
March	58.43	52.75	1,879,661
April 1 to April 6	58.21	56.80	142,581

The Units are listed on the NYSE and are quoted under the symbol “BIP”. The following table sets forth the annual high and low trading prices for the Units on the NYSE for the five most recent financial years:

	Units
	High	Low
	($)	($)
Year Ended December 31, 2010	23.34	14.95
Year Ended December 31, 2011	28.00	20.80
Year Ended December 31, 2012	37.00	27.76
Year Ended December 31, 2013	41.50	34.01
Year Ended December 31, 2014	42.99	35.58

The following table sets forth the quarterly high and low trading prices for the Units on the NYSE for the periods indicated for the past two financial years:

	Units
	High	Low
	($)	($)
January 1, 2013 to March 31, 2013	40.88	35.60
April 1, 2013 to June 30, 2013	39.88	34.01
July 1, 2013 to September 30, 2013	38.50	34.09
October 1, 2013 to December 31, 2013	41.50	36.34
January 1, 2014 to March 31, 2014	39.52	35.58
April 1, 2014 to June 30, 2014	42.09	38.00
July 1, 2014 to September 30, 2014	42.83	37.84
October 1, 2014 to December 31, 2014	42.99	36.66
January 1, 2015 to March 31, 2015	46.59	41.62
April 1, 2015 to April 6, 2015	46.77	45.01

The following table sets forth, for the periods indicated, the price ranges and trading volumes of the Units on the NYSE for the past 12 months:

	Units
	High	Low	Volume
	($)	($)
2014
March	39.52	36.48	6,107,959
April	40.12	38.00	2,936,065
May	42.05	38.70	3,245,028
June	42.09	40.58	2,941,298
July	42.00	39.56	2,293,769
August	42.83	38.49	2,281,761
September	42.45	37.84	4,250,082
October	40.63	36.66	6,140,736
November	42.45	39.22	3,330,094
December	42.99	39.25	4,153,188

2015
January	43.58	41.62	3,046,383
February	46.59	41.98	6,820,219
March	46.20	41.74	5,547,485
April 1 to April 6	46.77	45.01	330,329

UNDERWRITING

Credit Suisse Securities (Canada), Inc., HSBC Securities (Canada) Inc., RBC Dominion Securities Inc., and TD Securities Inc. are acting as joint book-running managers of the Offering and as representatives (the “Representatives”) of the underwriters named below (the “Underwriters”). Subject to the terms and conditions stated in the Underwriting Agreement, dated the date of this Prospectus Supplement, among us and the Underwriters (the “Underwriting Agreement”), each Underwriter named below has severally agreed to purchase, and we have agreed to sell to that Underwriter, at the public offering price less the Underwriters’ fee set forth on the cover page of this Prospectus Supplement, the number of Units set forth opposite the Underwriter’s name in the following table:

Underwriter	Number of Units
Credit Suisse Securities (Canada), Inc.
HSBC Securities (Canada) Inc.
RBC Dominion Securities Inc.
TD Securities Inc.
Barclays Capital Canada Inc.
CIBC World Markets Inc.
Citigroup Global Markets Canada Inc.
Scotia Capital Inc.
Deutsche Bank Securities Inc.
BMO Nesbitt Burns Inc.
J.P. Morgan Securities Canada Inc.
Merrill Lynch Canada Inc.
National Bank Financial Inc.
Raymond James Ltd.
Dundee Securities Ltd.

Total

The Underwriting Agreement provides that the obligations of the Underwriters to purchase the Offered Units are subject to approval of legal matters by counsel and to other conditions. The Underwriters are obligated to purchase all the Offered Units (other than those covered by the Over-Allotment Option described below) if they purchase any of the Offered Units.

Offered Units sold by the Underwriters to the public will initially be offered at the Offering Price. The Offering Price was determined based upon arm’s length negotiations between us and the Underwriters. After a reasonable effort has been made to sell all of the Offered Units at the Offering Price, the Underwriters may subsequently reduce and thereafter change, from time to time, the price at which the Offered Units are offered, provided that the Offered Units are not at any time offered at a price greater than the Offering Price, and the compensation realized by the Underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Offered Units is less than the gross proceeds paid by the Underwriters.

We have granted to the Underwriters the Over-Allotment Option, exercisable until the date 30 days from the closing of the Offering, to purchase up to      additional Units on the same terms set forth above solely to cover over-allotments, if any, and for market stabilization purposes. To the extent the Over-Allotment Option is exercised, each Underwriter must purchase a number of additional Units approximately proportionate to that Underwriter’s initial purchase commitment.

Neither our Partnership nor any of our subsidiaries will, nor will any of us or them announce any intention to, directly or indirectly, for a period ending 60 days after the date hereof, without the prior written consent of the Representatives, acting reasonably, (i) offer or sell, or enter into an agreement to offer or sell any Units or other securities of our Partnership, or securities convertible into, exchangeable for, or otherwise exercisable into, any Units (other than the issuance of RPUs pursuant to the Concurrent Private Placement, for purposes of directors’, officers’ or employee incentive plans, pursuant to our Partnership’s distribution reinvestment plan, to satisfy existing instruments of our Partnership issued at the date of this Prospectus Supplement, Units issued in connection with an arms’ length acquisition, merger, consolidation or amalgamation with any company or companies as long as the party receiving such Units agrees to be similarly restricted, the issuance of Units pursuant to the redemption of outstanding RPUs or debt securities or preferred units not convertible into Units), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Units. Brookfield Asset Management Inc. will also agree to similar restrictions.

The Units are listed for trading under the symbol “BIP.UN” on the TSX and “BIP” on the NYSE.

The expenses of the Offering, not including the Underwriters’ fee, are estimated to be $     and are payable by us. The Underwriters will receive a fee of $     ($     per Unit or     % of the gross proceeds) for the services performed in connection with the Offering (assuming no exercise of the Over-Allotment Option). In respect of the Over-Allotment Option, we will pay to the Underwriters a fee equal to     % of the gross proceeds realized on the exercise of the Over-Allotment Option, being $     per Unit.

The Offering is being made concurrently in each of the provinces and territories of Canada and in the United States. Each of the Underwriters will offer the Offered Units for sale in the United States and Canada either directly or through their respective broker-dealer affiliates or agents registered in each jurisdiction. Subject to applicable law and the terms of the Underwriting Agreement, the Underwriters may offer the Offered Units outside the United States and Canada.

In connection with the Offering, the Underwriters may purchase and sell Units in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the Over-Allotment Option, and stabilizing purchases.

Short sales involve secondary market sales by the Underwriters of a greater number of Units than they are required to purchase in the Offering.

“Covered” short sales are sales of Units in an amount up to the number of Units represented by the Underwriters’ Over-Allotment Option.

“Naked” short sales are sales of Units in an amount in excess of the number of Units represented by the Underwriters’ Over-Allotment Option.

Covering transactions involve purchases of Units either pursuant to the Underwriters’ Over-Allotment Option or in the open market after the distribution has been completed in order to cover short positions.

To close a naked short position, the Underwriters must purchase Units in the open market after the distribution has been completed. A naked short position is more likely to be created if the Underwriters are concerned that there may be downward pressure on the price of the Units in the open market after pricing that could adversely affect investors who purchase in the Offering.

To close a covered short position, the Underwriters must purchase Units in the open market after the distribution has been completed or must exercise the Over-Allotment Option. In determining the source of Units to close the covered short position, the Underwriters will consider, among other things, the price of Units available for purchase in the open market as compared to the price at which they may purchase Units through the Over-Allotment Option.

Stabilizing transactions involve bids to purchase Units so long as the stabilizing bids do not exceed a specified maximum.

The Underwriters also may impose a penalty bid. Penalty bids permit the Underwriters to reclaim a selling concession from a syndicate member when the Underwriters, in covering short positions or making stabilizing purchases, repurchase Units originally sold by that syndicate member.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the Underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Units. They may also cause the price of the Units to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The Underwriters may conduct these transactions on the NYSE, TSX, in the over-the-counter market or otherwise. If the Underwriters commence any of these transactions, they may discontinue them at any time.

Some of the Underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with Brookfield Infrastructure or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Each of RBC Dominion Securities Inc., TD Securities Inc., HSBC Securities (Canada) Inc., Credit Suisse Securities (Canada), Inc., Barclays Capital Canada Inc., CIBC World Markets Inc., Citigroup Global Markets Canada Inc., Scotia Capital Inc., Deutsche Bank Securities Inc., BMO Nesbitt Burns Inc., J.P. Morgan Securities Canada Inc., Merrill Lynch Canada Inc. and National Bank Financial Inc. is, or is an affiliate of, a financial institution which is a lender under a Credit Facility.

In addition, in the ordinary course of their business activities, the Underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of Brookfield Infrastructure or its affiliates. If any of the Underwriters or their affiliates has a lending relationship with Brookfield Infrastructure, certain of those Underwriters or their affiliates routinely hedge, and certain other of those Underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these Underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in the securities of Brookfield Infrastructure, including potentially the Units offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Units offered hereby. The Underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make because of any of those liabilities.

Conflicts of Interest

Because at least five percent of the net proceeds of the Offering, not including underwriting compensation, may be used to reduce the outstanding balance of the Credit Facilities extended by each of RBC Dominion Securities Inc., TD Securities Inc., Credit Suisse Securities (Canada), Inc., HSBC Securities (Canada) Inc., Barclays Capital Canada Inc., CIBC World Markets Inc., Citigroup Global Markets Canada Inc., Deutsche Bank Securities Inc., Scotia Capital Inc., BMO Nesbitt Burns Inc., J.P. Morgan Securities Canada Inc., Merrill Lynch Canada Inc. and National Bank Financial Inc. or their respective affiliates, such Underwriters are deemed to have a “conflict of interest” under Rule 5121. Accordingly, the Offering will be made in compliance with the applicable provisions of Rule 5121. Under Rule 5121, the appointment of a qualified independent underwriter is not necessary in connection with the Offering, because the Offering is of a class of securities having a bona fide public market, as defined in Rule 5121. RBC Dominion Securities Inc., TD Securities Inc., Credit Suisse Securities (Canada), Inc., HSBC Securities (Canada) Inc., Barclays Capital Canada Inc., CIBC World Markets Inc., Citigroup Global Markets Canada Inc., Deutsche Bank Securities Inc., Scotia Capital Inc., BMO Nesbitt Burns Inc., J.P. Morgan Securities Canada Inc., Merrill Lynch Canada Inc. and National Bank Financial Inc. will not confirm sales to any accounts over which they exercise discretionary authority without first receiving a written consent from those accounts.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a “relevant member state”), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of Units described in this Prospectus Supplement may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant dealer or dealers nominated by us for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Units shall require us or any Underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of Units to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the Units to be offered so as to enable an investor to decide to purchase or subscribe for the Units, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in the relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

Our Partnership has not authorized and does not authorize the making of any offer of Units through any financial intermediary on its behalf, other than offers made by the Underwriters with a view to the final placement of the Units as contemplated in this Prospectus Supplement. Accordingly, no purchaser of the Units, other than the Underwriters, is authorized to make any further offer of the Units on behalf of the sellers or the Underwriters.

Notice to Prospective Investors in the United Kingdom

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended by the Financial Services Act 2012 (“FSMA”)) in connection with the issue or sale of any Units may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to our Partnership.

Each purchaser of Units must comply with all applicable provisions of the FSMA and the Financial Services Act 2012 with respect to anything done by it in relation to any Units in, from or otherwise involving the United Kingdom.

This Prospectus Supplement and the Prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This Prospectus Supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

USE OF PROCEEDS

We will use the proceeds of this Offering as well as the proceeds of the Concurrent Private Placement for investment opportunities, working capital and other general corporate purposes. Prior to being deployed for such purposes, a portion of the net proceeds will initially be used to repay amounts outstanding under our revolving credit facilities.

Our Partnership has senior unsecured revolving credit facilities (including the Credit Facilities) with eighteen lenders, in an aggregate amount of $1.4 billion, all of which have a maturity date of June 30, 2019. The Credit Facilities consist of 13 senior unsecured revolving facilities (each, a “Credit Facility” and, collectively, the “Credit Facilities”) in the aggregate amount of approximately $1,150 million. At the date of this Prospectus Supplement draws on the Credit Facilities were approximately $321 million and $108 million of letters of credit issued. The Credit Facilities will remain available to be drawn as needed.

Each of RBC Dominion Securities Inc., TD Securities Inc., Credit Suisse Securities (Canada), Inc., HSBC Securities (Canada) Inc., Barclays Capital Canada Inc., CIBC World Markets Inc., Citigroup Global Markets Canada Inc., Deutsche Bank Securities Inc., Scotia Capital Inc., BMO Nesbitt Burns Inc., J.P. Morgan Securities Canada Inc., Merrill Lynch Canada Inc., and National Bank Financial Inc is, or is an affiliate of, a financial institution which is a lender under a Credit Facility. As a result, our Partnership and the Holding LP may be considered a connected issuer of each of RBC Dominion Securities Inc., TD Securities Inc., Credit Suisse Securities (Canada), Inc., HSBC Securities (Canada) Inc., Barclays Capital Canada Inc., CIBC World Markets Inc., Citigroup Global Markets Canada Inc., Deutsche Bank Securities Inc., Scotia Capital Inc., BMO Nesbitt Burns Inc., J.P. Morgan Securities Canada Inc., Merrill Lynch Canada Inc., and National Bank Financial Inc under Canadian securities legislation.

All obligations of Brookfield Infrastructure under the Credit Facilities are guaranteed by our Partnership. The Holding LP is in compliance with the terms of each Credit Facility, and there has been no breach of any Credit Facility since such Credit Facility’s execution. Except as disclosed in this Prospectus Supplement and the Prospectus, the financial position of our Partnership has not changed materially since the indebtedness under the Credit Facilities was incurred.

This Offering was not required by the Canadian chartered bank affiliates of the Underwriters. The decision to distribute the Offered Units and the determination of the terms of the distribution were made through negotiations between our Partnership and the Underwriters. The Underwriters have participated in the structuring and pricing of this Offering. In addition, the Underwriters have participated in due diligence meetings relating to this Prospectus Supplement with our Partnership and its representatives, have reviewed this Prospectus Supplement and have had the opportunity to propose such changes to this Prospectus Supplement as they considered appropriate. Other than the Underwriters’ fee to be paid in connection with this Offering, as described above, the proceeds of this Offering will not be applied for the benefit of the Underwriters.

Management believes we will be able to invest the net proceeds of this Offering within a reasonable period of time. However, the proceeds of this Offering and the Concurrent Private Placement may not be invested in a timely manner following closing and the returns from such use of proceeds may be lower than the returns we anticipate. See “Risk Factors”.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This summary discusses certain material United States federal income tax considerations to unitholders relating to the receipt, holding, and disposition of our Units as of the date hereof. This summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended, (the “U.S. Internal Revenue Code”), on the regulations promulgated thereunder (“Treasury Regulations”), and on published administrative rulings, judicial decisions, and other applicable authorities, all as in effect on the date hereof and all of which are subject to change at any time, possibly with retroactive effect. This summary is necessarily general and may not apply to all categories of investors, some of whom may be subject to special rules, including, without limitation, persons that own (directly or indirectly, applying certain attribution rules) 5% or more of our Units, dealers in securities or currencies, financial institutions or financial services entities, mutual funds, life insurance companies, persons that hold our Units as part of a straddle, hedge, constructive sale or conversion transaction with other investments, persons whose Units are loaned to a short seller to cover a short sale of Units, persons whose functional currency is not the U.S. dollar, persons who have elected mark to market accounting, persons who hold our Units through a partnership or other entity treated as a pass through entity for U.S. federal income tax purposes, persons for whom our Units are not a capital asset, persons who are liable for the alternative minimum tax, and certain U.S. expatriates or former long term residents of the United States. Tax exempt organizations are addressed separately below. The actual tax consequences of the ownership and disposition of our Units will vary depending on your individual circumstances.

The following discussion, to the extent it expresses conclusions as to the application of U.S. federal income tax law and subject to the qualifications described herein, represents the opinion of Torys LLP. Such opinion is based in part on facts described in this Prospectus Supplement and on various other factual assumptions, representations, and determinations. Any alteration or incorrectness of such facts, assumptions, representations, or determinations could adversely affect such opinion. Moreover, opinions of counsel are not binding upon the U.S. Internal Revenue Service (the “IRS”) or any court, and the IRS may challenge the conclusions herein and a court may sustain such challenge.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of one or more of our Units that is for U.S. federal tax purposes: (i) an individual citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust (a) that is subject to the primary supervision of a court within the United States and all substantial decisions of which one or more U.S. persons have the authority to control or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

A “Non U.S. Holder” is a beneficial owner of one or more of our Units, other than a U.S. Holder or an entity classified as a partnership or other fiscally transparent entity for U.S. federal tax purposes.

If a partnership holds our Units, the tax treatment of a partner of such partnership generally will depend upon the status of the partner and the activities of the partnership. Partners of partnerships that hold our Units should consult their own tax advisers.

This discussion does not constitute tax advice and is not intended to be a substitute for tax planning. You should consult your own tax adviser concerning the U.S. federal, state and local income tax consequences particular to your ownership and disposition of our Units, as well as any tax consequences under the laws of any other taxing jurisdiction.

Partnership Status of Our Partnership and the Holding LP

Each of our Partnership and the Holding LP has made a protective election to be classified as a partnership for U.S. federal tax purposes. An entity that is treated as a partnership for U.S. federal tax purposes incurs no U.S. federal income tax liability. Instead, each partner is generally required to take into account its allocable share of items of income, gain, loss, deduction, or credit of the partnership in computing its U.S. federal income tax liability, regardless of whether cash distributions are made. Distributions of cash by a partnership to a partner generally are not taxable unless the amount of cash distributed to a partner is in excess of the partner’s adjusted basis in its partnership interest.

An entity that would otherwise be classified as a partnership for U.S. federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership”, unless an exception applies. Our Partnership is publicly traded. However, an exception, referred to as the “Qualifying Income Exception”, exists with respect to a publicly traded partnership if (i) at least 90% of such partnership’s gross income for every taxable year consists of “qualifying income” and (ii) the partnership would not be required to register under the Investment Company Act if it were a U.S. corporation. Qualifying income includes certain interest income, dividends, real property rents, gains from the sale or other disposition of real property, and any gain from the sale or disposition of a capital asset or other property held for the production of income that otherwise constitutes qualifying income.

We intend to manage the affairs of our Partnership and the Holding LP so that our Partnership will meet the Qualifying Income Exception in each taxable year. Based upon factual statements and representations made by the General Partner, Torys LLP is of the opinion that at least 90% of our Partnership’s and the Holding LP’s gross income has been, and currently is, of a type that constitutes qualifying income. However, the portion of our Partnership’s and the Holding LP’s income that is qualifying income may change from time to time, and there can be no assurance that at least 90% of our Partnership’s and the Holding LP’s gross income in any year will constitute qualifying income.

No ruling has been or will be sought from the IRS, and the IRS has made no determination as to our Partnership’s or the Holding LP’s status for U.S. federal income tax purposes or whether our Partnership’s or the Holding LP’s operations generate “qualifying income” under Section 7704 of the U.S. Internal Revenue Code. It is the opinion of Torys LLP that, based upon the U.S. Internal Revenue Code, Treasury Regulations, published revenue rulings, and court decisions, and the factual statements and representations made by the General Partner, as of the date hereof, each of our Partnership and the Holding LP will be classified as a partnership and not as an association or publicly traded partnership taxable as a corporation for United States federal income tax purposes. An opinion of counsel with respect to an issue represents counsel’s best judgment as to the outcome on the merits with respect to such issue, is not binding on the IRS or the courts, and provides no assurance that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position if asserted by the IRS.

In rendering its opinions, Torys LLP has relied on numerous factual representations made by the General Partner, including but not limited to the following:

•	Neither our Partnership nor the Holding LP has elected to be classified as a corporation for United States federal tax purposes, and neither our Partnership nor the Holding LP has any plan or intention to elect to be so classified.

•	For each of our Partnership’s and the Holding LP’s taxable years, more than 90% of each entity’s gross income has consisted of income of a type that Torys LLP is of the opinion constitutes “qualifying income” within the meaning of Section 7704(d) of the U.S. Internal Revenue Code.

Based on the foregoing, the General Partner believes that our Partnership will be treated as a partnership and not as a corporation for U.S. federal income tax purposes.

If our Partnership fails to meet the Qualifying Income Exception, other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery, or if our Partnership is required to register under the Investment Company Act, our Partnership will be treated as if it had transferred all of its assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which our Partnership fails to meet the Qualifying Income Exception, in return for stock in such corporation, and then distributed the stock to our unitholders in liquidation. This deemed contribution and liquidation could result in the recognition of gain (but not loss) to U.S. Holders, except that U.S. Holders generally would not recognize the portion of such gain attributable to stock or securities of non U.S. corporations held by us. If, at the time of such contribution, our Partnership were to have liabilities in excess of the tax basis of its assets, U.S. Holders generally would recognize gain in respect of such excess liabilities upon the deemed transfer. Thereafter, our Partnership would be treated as a corporation for U.S. federal income tax purposes.

If our Partnership were treated as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our Partnership’s items of income, gain, loss, deduction, or credit would be reflected only on our Partnership’s tax return rather than being passed through to our unitholders, and our Partnership would be subject to U.S. corporate income tax and potentially branch profits tax with respect to its income, if any, effectively connected with a U.S. trade or business. Moreover, under certain circumstances, our Partnership might be classified as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes, and a U.S. Holder would be subject to the rules applicable to PFICs discussed below. See “—Consequences to U.S. Holders—Passive Foreign Investment Companies”. Subject to the PFIC rules, distributions made to U.S. Holders would be treated as taxable dividend income to the extent of our Partnership’s current or accumulated earnings and profits. Any distribution in excess of current and accumulated earnings and profits would first be treated as a tax free return of capital to the extent of a U.S. Holder’s adjusted tax basis in its Units. Thereafter, to the extent such distribution were to exceed a U.S. Holder’s adjusted tax basis in its Units, the distribution would be treated as gain from the sale or exchange of such Units. The amount of a distribution treated as a dividend could be eligible for reduced rates of taxation, provided certain conditions are met. In addition, dividends, interest and certain other passive income received by our Partnership with respect to U.S. investments generally would be subject to U.S. withholding tax at a rate of 30% (although certain Non U.S. Holders nevertheless might be entitled to certain treaty benefits in respect of their allocable share of such income) and U.S. Holders would not be allowed a tax credit with respect to any such tax withheld. In addition, the “portfolio interest” exemption would not apply to certain interest income of our Partnership (although certain Non U.S. Holders nevertheless might be entitled to certain treaty benefits in respect of their allocable share of such income). Depending on the composition of our assets, additional adverse U.S. federal income tax consequences could result under the anti-inversion rules described in Section 7874 of the U.S. Internal Revenue Code, as implemented by the Treasury Regulations and IRS administrative guidance.

Based on the foregoing consequences, the treatment of our Partnership as a corporation could materially reduce a holder’s after tax return and therefore could result in a substantial reduction of the value of our Units. If the Holding LP were to be treated as a corporation for U.S. federal income tax purposes, consequences similar to those described above would apply.

The remainder of this summary assumes that our Partnership and the Holding LP will be treated as partnerships for U.S. federal tax purposes. Our Partnership expects that a substantial portion of the items of income, gain, deduction, loss, or credit realized by our Partnership will be realized in the first instance by the Holding LP and allocated to our Partnership for reallocation to our unitholders. Unless otherwise specified, references in this section to realization of our Partnership’s items of income, gain, loss, deduction, or credit include a realization of such items by the Holding LP and the allocation of such items to our Partnership.

Consequences to U.S. Holders

Holding of Our Units

Income and Loss. If you are a U.S. Holder, you will be required to take into account, as described below, your allocable share of our Partnership’s items of income, gain, loss, deduction, and credit for each of our Partnership’s taxable years ending with or within your taxable year. Each item generally will have the same character and source as though you had realized the item directly. You must report such items without regard to whether any distribution has been or will be received from our Partnership. Our Partnership intends to make cash distributions to all unitholders on a quarterly basis in amounts generally expected to be sufficient to permit U.S. Holders to fund their estimated U.S. tax obligations (including U.S. federal, state, and local income taxes) with respect to their allocable shares of our Partnership’s net income or gain. However, based upon your particular tax situation and simplifying assumptions that our Partnership will make in determining the amount of such distributions, and depending upon whether you elect to reinvest such distributions pursuant to the distribution reinvestment plan, your tax liability might exceed cash distributions made to you, in which case any tax liabilities arising from your ownership of our Units would need to be satisfied from your own funds.

With respect to U.S. Holders who are individuals, certain dividends paid by a corporation (including certain qualified foreign corporations) to our Partnership and that are allocable to such U.S. Holders may qualify for reduced rates of taxation. A qualified foreign corporation includes a foreign corporation that is eligible for the benefits of specified income tax treaties with the United States. In addition, a foreign corporation is treated as a qualified corporation with respect to its shares that are readily tradable on an established securities market in the United States. Among other exceptions, U.S. Holders who are individuals will not be eligible for reduced rates of taxation on any dividends if the payer is a PFIC for the taxable year in which such dividends are paid or for the preceding taxable year. Dividends received by non-corporate U.S. Holders may be subject to an additional Medicare tax on unearned income of 3.8% (see”—Medicare Tax” below). U.S. Holders that are corporations may be entitled to a “dividends received deduction” in respect of dividends paid by U.S. corporations in which our Partnership (through the Holding LP) owns stock. You should consult your own tax adviser regarding the application of the foregoing rules in light of your particular circumstances.

For U.S. federal income tax purposes, your allocable share of our Partnership’s items of income, gain, loss, deduction, or credit will be governed by our Limited Partnership Agreement if such allocations have “substantial economic effect” or are determined to be in accordance with your interest in our Partnership. Similarly, our Partnership’s allocable share of items of income, gain, loss, deduction, or credit of the Holding LP will be governed by the limited partnership agreement of the Holding LP if such allocations have “substantial economic effect” or are determined to be in accordance with our Partnership’s interest in the Holding LP. Our General Partner believes that, for U.S. federal income tax purposes, such allocations should be given effect, and our General Partner intends to prepare and file tax returns based on such allocations. If the IRS were to successfully challenge the allocations made pursuant to either our limited partnership agreement or the Limited Partnership Agreement of the Holding LP, then the resulting allocations for U.S. federal income tax purposes might be less favourable than the allocations set forth in such agreements.

Basis. You will have an initial tax basis in your Units equal to the sum of (i) the amount of cash paid for our Units (or, if you received your Units pursuant to the spin off, the amount of dividend income you recognized pursuant to the spin off) and (ii) your share of our Partnership’s liabilities, if any. That basis will be increased by your share of our Partnership’s income and by increases in your share of our Partnership’s liabilities, if any. That basis will be decreased, but not below zero, by distributions you receive from our Partnership, by your share of our Partnership’s losses, and by any decrease in your share of our Partnership’s liabilities. Under applicable U.S. federal income tax rules, a partner in a partnership has a single, or “unitary”, tax basis in his or her partnership interest. As a result, any amount you pay to acquire additional Units (including through the distribution reinvestment plan) will be averaged with the adjusted tax basis of Units owned by you prior to the acquisition of such additional Units.

For purposes of the foregoing rules, the rules discussed immediately below, and the rules applicable to a sale or exchange of our Units, our Partnership’s liabilities generally will include our Partnership’s share of any liabilities of the Holding LP.

Limits on Deductions for Losses and Expenses. Your deduction of your allocable share of our Partnership’s losses will be limited to your tax basis in our Units and, if you are an individual or a corporate holder that is subject to the “at risk” rules, to the amount for which you are considered to be “at risk” with respect to our Partnership’s activities, if that is less than your tax basis. In general, you will be at risk to the extent of your tax basis in our Units, reduced by (i) the portion of that basis attributable to your share of our Partnership’s liabilities for which you will not be personally liable (excluding certain qualified non-recourse financing) and (ii) any amount of money you borrow to acquire or hold our Units, if the lender of those borrowed funds owns an interest in our Partnership, is related to you, or can look only to your Units for repayment. Your at-risk amount generally will increase by your allocable share of our Partnership’s income and gain and decrease by cash distributions you receive from our Partnership and your allocable share of losses and deductions. You must recapture losses deducted in previous years to the extent that distributions cause your at-risk amount to be less than zero at the end of any taxable year. Losses disallowed or recaptured as a result of these limitations will carry forward and will be allowable to the extent that your tax basis or at risk amount, whichever is the limiting factor, subsequently increases. Upon the taxable disposition of our Units, any gain recognized by you can be offset by losses that were previously suspended by the at risk limitation, but may not be offset by losses suspended by the basis limitation. Any excess loss above the gain previously suspended by the at risk or basis limitations may no longer be used. You should consult your own tax adviser as to the effects of the at risk rules.

Limitations on Deductibility of Organizational Expenses and Syndication Fees. In general, neither our Partnership nor any U.S. Holder may deduct organizational or syndication expenses. Similar rules apply to organizational or syndication expenses incurred by the Holding LP. Syndication fees (which would include any sales or placement fees or commissions) must be capitalized and cannot be amortized or otherwise deducted.

Limitations on Interest Deductions. Your share of our Partnership’s interest expense is likely to be treated as “investment interest” expense. For a non-corporate U.S. Holder, the deductibility of “investment interest” expense generally is limited to the amount of such holder’s “net investment income”. Your share of our Partnership’s dividend and interest income will be treated as investment income, although “qualified dividend income” subject to reduced rates of tax in the hands of an individual will only be treated as investment income if such individual elects to treat such dividend as ordinary income not subject to reduced rates of tax. In addition, state and local tax laws may disallow deductions for your share of our Partnership’s interest expense.

Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.

Deductibility of Partnership Investment Expenditures by Individual Partners and by Trusts and Estates. Subject to certain exceptions, all miscellaneous itemized deductions of an individual taxpayer, and certain of such deductions of an estate or trust, are deductible only to the extent that such deductions exceed 2% of the taxpayer’s adjusted gross income. In addition, the otherwise allowable itemized deductions of individuals whose gross income exceeds an applicable threshold amount are subject to reduction by an amount equal to the lesser of (i) 3% of the excess of the individual’s adjusted gross income over the threshold amount and (ii) 80% of the amount of the individual’s itemized deductions. The operating expenses of our Partnership, including our Partnership’s allocable share of the base management fee or any other management fees, may be treated as miscellaneous itemized deductions subject to the foregoing rule. Accordingly, if you are a non-corporate U.S. Holder, you should consult your own tax adviser regarding the application of these limitations.

Treatment of Distributions

Distributions of cash by our Partnership generally will not be taxable to you to the extent of your adjusted tax basis (described above) in our Units. Any cash distributions in excess of your adjusted tax basis generally will be considered to be gain from the sale or exchange of our Units (described below). Such gain generally will be treated as capital gain and will be long term capital gain if your holding period for our Units exceeds one year. A reduction in your allocable share of our liabilities, and certain distributions of marketable securities by our Partnership, if any, will be treated similar to cash distributions for U.S. federal income tax purposes.

Sale or Exchange of Our Units

You will recognize gain or loss on the sale or taxable exchange of our Units equal to the difference, if any, between the amount realized and your tax basis in our Units sold or exchanged. Your amount realized will be measured by the sum of the cash or the fair market value of other property received plus your share of our Partnership’s liabilities, if any.

Gain or loss recognized by you upon the sale or exchange of our Units generally will be taxable as capital gain or loss and will be long term capital gain or loss if our Units were held for more than one year as of the date of such sale or exchange. Assuming you have not elected to treat your share of our Partnership’s investment in any PFIC as a “qualified electing fund”, gain attributable to such investment in a PFIC would be taxable in the manner described below in “—Passive Foreign Investment Companies”. In addition, certain gain attributable to “unrealized receivables” or “inventory items” could be characterized as ordinary income rather than capital gain. For example, if our Partnership were to hold debt acquired at a market discount, accrued market discount on such debt would be treated as “unrealized receivables”. The deductibility of capital losses is subject to limitations.

Each U.S. Holder who acquires our Units at different times and intends to sell all or a portion of our Units within a year of the most recent purchase should consult its own tax adviser regarding the application of certain “split holding period” rules to such sale and the treatment of any gain or loss as long term or short term capital gain or loss.

Medicare Tax

U.S. Holders that are individuals, estates, or trusts may be required to pay a 3.8% Medicare tax on the lesser of (i) the excess of such U.S. Holders’ “modified adjusted gross income” (or “adjusted gross income” in the case of estates and trusts) over certain thresholds and (ii) such U.S. Holders’ “net investment income” (or “undistributed net investment income” in the case of estates and trusts). Net investment income generally includes your allocable share of our Partnership’s income, as well as gain realized by you from a sale of our Units. Special rules relating to the 3.8% Medicare tax may apply to dividends and gain, if any, derived by such U.S. Holders with respect to our Partnership’s interest in a PFIC. See “—Passive Foreign Investment Companies” below. You should consult your own tax adviser regarding the implications of the 3.8% Medicare tax for your ownership and disposition of our Units.

Foreign Tax Credit Limitations

If you are a U.S. Holder, you generally will be entitled to a foreign tax credit with respect to your allocable share of creditable foreign taxes paid on our Partnership’s income and gains. Complex rules may, depending on your particular circumstances, limit the availability or use of foreign tax credits. Gain from the sale of our Partnership’s investments may be treated as U.S. source gain. Consequently, you may not be able to use the foreign tax credit arising from any foreign taxes imposed on such gain unless the credit can be applied (subject to applicable limitations) against U.S. tax due on other income treated as derived from foreign sources. Certain losses that our Partnership incurs may be treated as foreign source losses, which could reduce the amount of foreign tax credits otherwise available.

Section 754 Election

Our Partnership and the Holding LP have each made the election permitted by Section 754 of the U.S. Internal Revenue Code (“Section 754 Election”). The Section 754 Election cannot be revoked without the consent of the IRS. The Section 754 Election generally requires our Partnership to adjust the tax basis in its assets, or inside basis, attributable to a transferee of our Units under Section 743(b) of the U.S. Internal Revenue Code to reflect the purchase price paid by the transferee for our Units. This election does not apply to a person who purchases Units directly from us. For purposes of this discussion, a transferee’s inside basis in our Partnership’s assets will be considered to have two components: (i) the transferee’s share of our Partnership’s tax basis in our Partnership’s assets, or common basis, and (ii) the adjustment under Section 743(b) of the U.S. Internal Revenue Code to that basis. The foregoing rules would also apply to the Holding LP.

Generally, a Section 754 Election would be advantageous to a transferee U.S. Holder if such holder’s tax basis in its Units were higher than such Units’ share of the aggregate tax basis of our Partnership’s assets immediately prior to the transfer. In that case, as a result of the Section 754 Election, the transferee U.S. Holder would have a higher tax basis in its share of our Partnership’s assets for purposes of calculating, among other items, such holder’s share of any gain or loss on a sale of our Partnership’s assets. Conversely, a Section 754 Election would be disadvantageous to a transferee U.S. Holder if such holder’s tax basis in its Units were lower than such Units’ share of the aggregate tax basis of our Partnership’s assets immediately prior to the transfer. Thus, the fair market value of our Units may be affected either favourably or adversely by the election.

Whether or not the Section 754 Election is made, if our Units are transferred at a time when our Partnership has a “substantial built in loss” in its assets, our Partnership will be obligated to reduce the tax basis in the portion of such assets attributable to such Units.

The calculations involved in the Section 754 Election are complex, and our General Partner advises that it will make such calculations on the basis of assumptions as to the value of our Partnership assets and other matters. Each U.S. Holder should consult its own tax adviser as to the effects of the Section 754 Election.

Uniformity of Our Units

Because we cannot match transferors and transferees of our Units, we must maintain uniformity of the economic and tax characteristics of our Units to a purchaser of our Units. In the absence of uniformity, we may be unable to comply fully with a number of U.S. federal income tax requirements. A lack of uniformity can result from a literal application of certain Treasury Regulations to our Partnership’s Section 743(b) adjustments, a determination that our Partnership’s Section 704(c) allocations are unreasonable, or other reasons. Section 704(c) allocations would be intended to reduce or eliminate the disparity between tax basis and the value of our Partnership’s assets in certain circumstances, including on the issuance of additional Units. In order to maintain the fungibility of all of our Units at all times, we will seek to achieve the uniformity of U.S. tax treatment for all purchasers of our Units which are acquired at the same time and price (irrespective of the identity of the particular seller of our Units or the time when our Units are issued by our Partnership), through the application of certain tax accounting principles that our General Partner believes are reasonable for our Partnership. However, the IRS may disagree with us and may successfully challenge our application of such tax accounting principles. Any non-uniformity could have a negative impact on the value of our Units.

Foreign Currency Gain or Loss

Our Partnership’s functional currency is the U.S. dollar, and our Partnership’s income or loss is calculated in U.S. dollars. It is likely that our Partnership will recognize “foreign currency” gain or loss with respect to transactions involving non U.S. dollar currencies. In general, foreign currency gain or loss is treated as ordinary income or loss. You should consult your own tax adviser regarding the tax treatment of foreign currency gain or loss.

Passive Foreign Investment Companies

U.S. Holders may be subject to special rules applicable to indirect investments in foreign corporations, including an investment through our Partnership in a PFIC. A PFIC is defined as any foreign corporation with respect to which (after applying certain look through rules) either (i) 75% or more of its gross income for a taxable year is “passive income” or (ii) 50% or more of its assets in any taxable year (generally based on the quarterly average of the value of its assets) produce or are held for the production of “passive income”. There are no minimum stock ownership requirements for PFICs. If you hold an interest in a foreign corporation for any taxable year during which the corporation is classified as a PFIC with respect to you, then the corporation will continue to be classified as a PFIC with respect to you for any subsequent taxable year during which you continue to hold an interest in the corporation, even if the corporation’s income or assets would not cause it to be a PFIC in such subsequent taxable year, unless an exception applies.

Subject to certain elections described below, any gain on the disposition of stock of a PFIC owned by you indirectly through our Partnership, as well as income realized on certain “excess distributions” by such PFIC, would be treated as though realized ratably over the shorter of your holding period of our Units or our Partnership’s holding period for the PFIC. Such gain or income generally would be taxable as ordinary income, and dividends paid by the PFIC would not be eligible for the preferential tax rates for dividends paid to non-corporate U.S. Holders. In addition, an interest charge would apply, based on the tax deemed deferred from prior years. To the extent reasonably practicable, we intend to make distributions of the earnings of each entity we are able to identify as a PFIC not less frequently than annually so as to minimize the likelihood that you will have excess distributions with respect to any such entity. However, because we cannot assure that will be the case, and because any gains on a sale of any such entity would remain subject to the PFIC tax regime, we urge you to consider making any applicable election described below.

If you were to elect to treat your share of our Partnership’s interest in a PFIC as a “qualified electing fund” (“QEF Election”), for the first year you were treated as holding such interest, then in lieu of the tax consequences described in the paragraph immediately above, you would be required to include in income each year a portion of the ordinary earnings and net capital gains of the PFIC, even if not distributed to our Partnership or to you. A QEF Election must be made by you on an entity by entity basis. To make a QEF Election, you must, among other things, (i) obtain a PFIC annual information statement (through an intermediary statement supplied by our Partnership) and (ii) prepare and submit IRS Form 8621 with your annual income tax return. To the extent reasonably practicable, we intend to timely provide you with information related to the PFIC status of each entity we are able to identify as a PFIC, including information necessary to make a QEF Election with respect to each such entity. Any such election should be made for the first year our Partnership holds an interest in such entity or for the first year in which you hold our Units, if later.

Once you have made a QEF Election for an entity, such election applies to any additional shares of interest in such entity acquired directly or indirectly, including through additional Units acquired after the QEF Election is made (such as Units acquired under the distribution reinvestment plan). If you were to make a QEF Election after the first year that you were treated as holding an interest in a PFIC, the adverse tax consequences relating to PFIC stock would continue to apply with respect to the pre QEF Election period, unless you were to make a “purging election”. The purging election would create a deemed sale of your previously held share of our Partnership’s interests in a PFIC. The gain recognized by the purging election would be subject to the special tax and interest charge rules, which treat the gain as an excess distribution, as described above. As a result of the purging election, you would have a new basis and holding period in your share of our Partnership’s interests in the PFIC. U.S. Holders should consult their own tax advisers as to the manner in which such direct inclusions could affect their allocable share of our Partnership’s income and their tax basis in our Units and the advisability of making a QEF Election or a purging election.

Treasury Regulations under Section 1411 of the U.S. Internal Revenue Code contain special rules for applying the 3.8% Medicare tax (as described above under “—Medicare Tax”) to U.S. persons owning an interest in a PFIC. Under the special rules, if you are a non-corporate U.S. Holder that has made a QEF Election with respect to our Partnership’s interest in a PFIC, then you are permitted to make a special election to treat your share of the ordinary earnings and net capital gains of the PFIC as net investment income for purposes of the 3.8% Medicare tax. If you do not make the special election, then you may be required to calculate your basis in our Units for purposes of the 3.8% Medicare tax in a manner that differs from the calculation of your basis in our Units for U.S. federal income tax purposes generally. You should consult your own tax adviser regarding the implications of the special election, as well as the other implications of the 3.8% Medicare tax and the Treasury Regulations under Section 1411 of the U.S. Internal Revenue Code for your ownership and disposition of our Units.

In the case of a PFIC that is a publicly traded foreign company, and in lieu of making a QEF Election, an election may be made to “mark to market” the stock of such publicly traded foreign company on an annual basis. Pursuant to such an election, you would include in each year as ordinary income the excess, if any, of the fair market value of such stock over its adjusted basis at the end of the taxable year. However, none of the current Holding Entities or operating entities are expected to be publicly traded, although our Partnership may in the future acquire interests in PFICs which are publicly traded foreign companies. Thus the mark to market election is not expected to be available to any U.S. Holder in respect of its indirect ownership interest in any of the current Holding Entities or operating entities.

Based on our organizational structure, as well as our expected income and assets, our General Partner currently believes that a U.S. Holder is unlikely to be regarded as owning an interest in a PFIC solely by reason of owning our Units for the taxable year ending December 31, 2015. However, our General Partner believes that some of our operating entities may have been PFICs in prior taxable years. In addition, we may decide to hold an existing or future operating entity through a Holding Entity that would be a PFIC in order to ensure that our Partnership satisfies the Qualifying Income Exception. See “—Investment Structure”, below. Accordingly, there can be no assurance that a current or future investment will not qualify as a PFIC.

A U.S. person who directly or indirectly owns an interest in a PFIC may be required to file an annual report with the IRS, and the failure to file such report could result in the imposition of penalties on such U.S. person and in the extension of the statute of limitations with respect to federal income tax returns filed by such U.S. person. You should consult your own tax adviser regarding the PFIC rules, including the foregoing filing requirements, as well as the advisability of making a QEF Election, a special election under the Treasury Regulations under Section 1411 of the U.S. Internal Revenue Code, or a mark to market election, as applicable, with respect to any PFIC in which you are treated as owning an interest through our Partnership.

Investment Structure

To ensure that our Partnership meets the Qualifying Income Exception for publicly traded partnerships (discussed above) and complies with certain requirements in our Limited Partnership Agreement, our Partnership may structure certain investments through an entity classified as a corporation for U.S. federal income tax purposes. Such investments will be structured as determined in the sole discretion of our General Partner generally to be efficient for our unitholders. However, because our unitholders will be located in numerous taxing jurisdictions, no assurance can be given that any such investment structure will benefit all our unitholders to the same extent, and such an investment structure might even result in additional tax burdens on some unitholders. As discussed above, if any such entity were a non U.S. corporation, it might be considered a PFIC. If any such entity were a U.S. corporation, it would be subject to U.S. federal net income tax on its income, including any gain recognized on the disposition of its investments. In addition, if the investment were to involve U.S. real property, gain recognized on the disposition of the investment by a corporation generally would be subject to corporate level tax, whether the corporation were a U.S. or a non U.S. corporation.

U.S. Withholding Taxes

Although each U.S. Holder is required to provide us with an IRS Form W 9, we nevertheless may be unable to accurately or timely determine the tax status of our investors for purposes of determining whether U.S. withholding applies to payments made by our Partnership to some or all of our unitholders. In such a case, payments made by our Partnership to U.S. Holders might be subject to U.S. “backup” withholding at the applicable rate or other U.S. withholding taxes. You would be able to treat as a credit your allocable share of any U.S. withholding taxes paid in the taxable year in which such withholding taxes were paid and, as a result, you might be entitled to a refund of such taxes from the IRS. In the event you transfer or otherwise dispose of some or all of your Units, special rules might apply for purposes of determining whether you or the transferee of such Units were subject to U.S. withholding taxes in respect of income allocable to, or distributions made on account of, such Units or entitled to refunds of any such taxes withheld. See below “Administrative Matters—Certain Effects of a Transfer of Units”. You should consult your own tax adviser regarding the treatment of U.S. withholding taxes.

Transferor/Transferee Allocations

Our Partnership may allocate items of income, gain, loss, and deduction using a monthly or other convention, whereby any such items recognized in a given month by our Partnership are allocated to our unitholders as of a specified date of such month. As a result, if you transfer your Units, you might be allocated income, gain, loss, and deduction realized by our Partnership after the date of the transfer. Similarly, if you acquire additional Units, you might be allocated income, gain, loss, and deduction realized by our Partnership prior to your ownership of such Units.

Although Section 706 of the U.S. Internal Revenue Code generally governs allocations of items of partnership income and deductions between transferors and transferees of partnership interests, it is not clear that our Partnership’s allocation method complies with the requirements. If our Partnership’s convention were not permitted, the IRS might contend that our Partnership’s taxable income or losses must be reallocated among our unitholders. If such a contention were sustained, your tax liabilities might be adjusted to your detriment. Our General Partner is authorized to revise our Partnership’s method of allocation between transferors and transferees (as well as among investors whose interests otherwise vary during a taxable period).

U.S. Federal Estate Tax Consequences

If our Units are included in the gross estate of a U.S. citizen or resident for U.S. federal estate tax purposes, then a U.S. federal estate tax might be payable in connection with the death of such person. Individual U.S. Holders should consult their own tax advisers concerning the potential U.S. federal estate tax consequences with respect to our Units.

Certain Reporting Requirements

A U.S. Holder who invests more than $100,000 in our Partnership may be required to file IRS Form 8865 reporting the investment with such U.S. Holder’s U.S. federal income tax return for the year that includes the date of the investment. You may be subject to substantial penalties if you fail to comply with this and other information reporting requirements with respect to an investment in our Units. You should consult your own tax adviser regarding such reporting requirements.

U.S. Taxation of Tax Exempt U.S. Holders of Our Units

Income recognized by a U.S. tax exempt organization is exempt from U.S. federal income tax except to the extent of the organization’s unrelated business taxable income (“UBTI”). UBTI is defined generally as any gross income derived by a tax exempt organization from an unrelated trade or business that it regularly carries on, less the deductions directly connected with that trade or business. In addition, income arising from a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) that holds operating assets or is otherwise engaged in a trade or business generally will constitute UBTI. Notwithstanding the foregoing, UBTI generally does not include any dividend income, interest income, certain other categories of passive income, or capital gains realized by a tax exempt organization, so long as such income is not “debt financed”, as discussed below. Our General Partner believes that our Partnership should not be regarded as engaged in a trade or business, and anticipates that any operating assets held by our Partnership will be held through entities that are treated as corporations for U.S. federal income tax purposes.

The exclusion from UBTI does not apply to income from “debt financed property”, which is treated as UBTI to the extent of the percentage of such income that the average acquisition indebtedness with respect to the property bears to the average tax basis of the property for the taxable year. If an entity treated as a partnership for U.S. federal income tax purposes incurs acquisition indebtedness, a tax exempt partner in such partnership will be deemed to have acquisition indebtedness equal to its allocable portion of such acquisition indebtedness. If any such indebtedness were used by our Partnership or by the Holding LP to acquire property, such property generally would constitute debt financed property, and any income from or gain from the disposition of such debt financed property allocated to a tax exempt organization generally would constitute UBTI to such tax exempt organization. In addition, even if such indebtedness were not used either by our Partnership or by the Holding LP to acquire property but were instead used to fund distributions to our unitholders, if a tax exempt organization subject to taxation in the United States were to use such proceeds to make an investment outside our Partnership, the IRS might assert that such investment constitutes debt financed property to such unitholder with the consequences noted above. Our Partnership and the Holding LP currently do not have any outstanding indebtedness used to acquire property, and our General Partner does not believe that our Partnership or the Holding LP will generate UBTI attributable to debt financed property in the future. However, neither our Partnership nor the Holding LP is prohibited from incurring indebtedness, and no assurance can be provided that neither our Partnership nor the Holding LP will generate UBTI attributable to debt financed property in the future. Tax exempt U.S. Holders should consult their own tax advisers regarding the tax consequences of an investment in our Units.

Consequences to Non U.S. Holders

Our General Partner intends to use commercially reasonable efforts to structure the activities of our Partnership and the Holding LP, respectively, to avoid the realization by our Partnership and the Holding LP, respectively, of income treated as effectively connected with a U.S. trade or business, including effectively connected income attributable to the sale of a “United States real property interest”, as defined in the U.S. Internal Revenue Code. Specifically, our Partnership intends not to make an investment, whether directly or through an entity which would be treated as a partnership for U.S. federal income tax purposes, if our General Partner believes at the time of such investment that such investment would generate income treated as effectively connected with a U.S. trade or business. If, as anticipated, our Partnership is not treated as engaged in a U.S. trade or business or as deriving income which is treated as effectively connected with a U.S. trade or business, and provided that a Non U.S. Holder is not itself engaged in a U.S. trade or business, then such Non U.S. Holder generally will not be subject to U.S. tax return filing requirements solely as a result of owning our Units and generally will not be subject to U.S. federal income tax on its allocable share of our Partnership’s interest and dividends from non U.S. sources or gain from the sale or other disposition of securities or real property located outside of the United States.

However, there can be no assurance that the law will not change or that the IRS will not deem our Partnership to be engaged in a U.S. trade or business. If, contrary to our General Partner’s expectations, our Partnership is treated as engaged in a U.S. trade or business, then a Non U.S. Holder generally would be required to file a U.S. federal income tax return, even if no effectively connected income were allocable to it. If our Partnership were to have income treated as effectively connected with a U.S. trade or business, then a Non U.S. Holder would be required to report that income and would be subject to U.S. federal income tax at the regular graduated rates. In addition, our Partnership might be required to withhold U.S. federal income tax on such Non U.S. Holder’s distributive share of such income. A corporate Non U.S. Holder might also be subject to branch profits tax at a rate of 30%, or at a lower treaty rate, if applicable. Finally, if our Partnership were treated as engaged in a U.S. trade or business, a portion of any gain realized by a Non U.S. Holder upon the sale or exchange of its Units could be treated as income effectively connected with a U.S. trade or business and therefore subject to U.S. federal income tax at the regular graduated rates.

In general, even if our Partnership is not engaged in a U.S. trade or business, and assuming you are not otherwise engaged in a U.S. trade or business, you will nonetheless be subject to a withholding tax of 30% on the gross amount of certain U.S. source income which is not effectively connected with a U.S. trade or business.

Income subjected to such a flat tax rate is income of a fixed or determinable annual or periodic nature, including dividends and certain interest income. Such withholding tax may be reduced or eliminated with respect to certain types of income under an applicable income tax treaty between the United States and your country of residence or under the “portfolio interest” rules or other provisions of the U.S. Internal Revenue Code, provided that you provide proper certification as to your eligibility for such treatment. Notwithstanding the foregoing, and although each Non U.S. Holder is required to provide us with an IRS Form W 8, we nevertheless may be unable to accurately or timely determine the tax status of our investors for purposes of establishing whether reduced rates of withholding apply to some or all of our investors. In such a case, your allocable share of distributions of U.S. source dividend and interest income will be subject to U.S. withholding tax at a rate of 30%. Further, if you would not be subject to U.S. tax based on your tax status or otherwise were eligible for a reduced rate of U.S. withholding, you might need to take additional steps to receive a credit or refund of any excess withholding tax paid on your account, which could include the filing of a non-resident U.S. income tax return with the IRS. Among other limitations applicable to claiming treaty benefits, if you reside in a treaty jurisdiction which does not treat our Partnership as a pass through entity, you might not be eligible to receive a refund or credit of excess U.S. withholding taxes paid on your account. In the event you transfer or otherwise dispose of some or all of your Units, special rules may apply for purposes of determining whether you or the transferee of such Units are subject to U.S. withholding taxes in respect of income allocable to, or distributions made on account of, such Units or entitled to refunds of any such taxes withheld. See “—Administrative Matters—Certain Effects of a Transfer of Units”. You should consult your own tax adviser regarding the treatment of U.S. withholding taxes.

Special rules may apply in the case of a Non U.S. Holder subject to special rules, including, without limitation, any Non U.S. Holder (i) that has an office or fixed place of business in the United States; (ii) that is present in the United States for 183 days or more in a taxable year; or (iii) that is (a) a former citizen or long term resident of the United States, (b) a foreign insurance company that is treated as holding a partnership interest in our Partnership in connection with its U.S. business, (c) a PFIC, or (d) a corporation that accumulates earnings to avoid U.S. federal income tax. You should consult your own tax adviser regarding the application of these special rules.

Taxes in Other Jurisdictions

In addition to U.S. federal income tax consequences, an investment in our Partnership could subject you to U.S. state and local taxes in the U.S. state or locality in which you are a resident for tax purposes. You could also be subject to tax return filing obligations and income, franchise, or other taxes, including withholding taxes, in non U.S. jurisdictions in which we invest. We will attempt, to the extent reasonably practicable, to structure our operations and investments so as to avoid income tax filing obligations by U.S. Holders in non U.S. jurisdictions. However, there may be circumstances in which we are unable to do so. Income or gain from investments held by our Partnership may be subject to withholding or other taxes in jurisdictions outside the United States, except to the extent an income tax treaty applies. If you wish to claim the benefit of an applicable income tax treaty, you might be required to submit information to tax authorities in such jurisdictions. You should consult your own tax adviser regarding the U.S. state, local, and non U.S. tax consequences of an investment in our Partnership.

Administrative Matters

Tax Matters Partner

Our General Partner acts as our Partnership’s “tax matters partner”. As the tax matters partner, our General Partner has the authority, subject to certain restrictions, to act on behalf of our Partnership in connection with any administrative or judicial review of our Partnership’s items of income, gain, loss, deduction, or credit.

Information Returns

We have agreed to use commercially reasonable efforts to furnish to you, within 90 days after the close of each calendar year, U.S. tax information (including IRS Schedule K 1) which describes on a U.S. dollar basis your share of our Partnership’s income, gain, loss and deduction for our preceding taxable year. However, providing this U.S. tax information to our unitholders will be subject to delay in the event of, among other reasons, the late receipt of any necessary tax information from lower tier entities. It is therefore possible that, in any taxable year, you will need to apply for an extension of time to file your tax returns. In addition, unitholders that do not ordinarily have U.S. federal tax filing requirements will not receive a Schedule K 1 and related information unless such unitholders request it within 60 days after the close of each calendar year. In preparing this U.S. tax information, we will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine your share of income, gain, loss and deduction. The IRS may successfully contend that certain of these reporting conventions are impermissible, which could result in an adjustment to your income or loss.

Our Partnership may be audited by the IRS. Adjustments resulting from an IRS audit could require you to adjust a prior year’s tax liability and result in an audit of your own tax return. Any audit of your tax return could result in adjustments not related to our Partnership’s tax returns, as well as those related to our Partnership’s tax returns.

Tax Shelter Regulations and Related Reporting Requirements

If we were to engage in a “reportable transaction”, we (and possibly our unitholders) would be required to make a detailed disclosure of the transaction to the IRS in accordance with regulations governing tax shelters and other potentially tax motivated transactions. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or “transaction of interest”, or that it produces certain kinds of losses in excess of $2 million (or, in the case of certain foreign currency transactions, losses in excess of $50,000). An investment in our Partnership may be considered a “reportable transaction” if, for example, our Partnership were to recognize certain significant losses in the future. In certain circumstances, a unitholder who disposes of an interest in a transaction resulting in the recognition by such holder of significant losses in excess of certain threshold amounts may be obligated to disclose its participation in such transaction. Certain of these rules are unclear, and the scope of reportable transactions can change retroactively. Therefore, it is possible that the rules may apply to transactions other than significant loss transactions.

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you might be subject to significant accuracy related penalties with a broad scope, for those persons otherwise entitled to deduct interest on federal tax deficiencies, non-deductibility of interest on any resulting tax liability, and in the case of a listed transaction, an extended statute of limitations. We do not intend to participate in any reportable transaction with a significant purpose to avoid or evade tax, nor do we intend to participate in any listed transactions. However, no assurance can be provided that the IRS will not assert that we have participated in such a transaction.

You should consult your own tax adviser concerning any possible disclosure obligation under the regulations governing tax shelters with respect to the disposition of our Units.

Taxable Year

Our Partnership uses the calendar year as its taxable year for U.S. federal income tax purposes. Under certain circumstances which we currently believe are unlikely to apply, a taxable year other than the calendar year may be required for such purposes.

Constructive Termination

Subject to the electing large partnership rules described below, our Partnership will be considered to have been terminated for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of our Units within a 12 month period.

A constructive termination of our Partnership would result in the close of its taxable year for all unitholders. If a unitholder reports on a taxable year other than a fiscal year ending on our Partnership’s year end, and the unitholder is otherwise subject to U.S. federal income tax, the closing of our Partnership’s taxable year may result in more than 12 months of our Partnership’s taxable income or loss being includable in such unitholder’s taxable income for the year of the termination. We would be required to make new tax elections after a termination, including a new Section 754 Election. A constructive termination could also result in penalties and other adverse tax consequences if we were unable to determine that the termination had occurred. Moreover, a constructive termination might either accelerate the application of, or subject our Partnership to, any tax legislation enacted before the termination.

Elective Procedures for Large Partnerships

The U.S. Internal Revenue Code allows large partnerships to elect streamlined procedures for income tax reporting. This election would reduce the number of items that must be separately stated on the IRS Schedules K 1 that are issued to our unitholders, and such IRS Schedules K 1 would have to be provided to holders on or before the first March 15 following the close of each taxable year. In addition, this election would prevent our Partnership from suffering a “technical termination” (which would close our Partnership’s taxable year and require that we make a new Section 754 Election) if, within a 12 month period, there were a sale or exchange of 50% or more of our Partnership’s total Units. Despite the foregoing benefits, there are also costs and administrative burdens associated with such an election. Consequently, as of this time, our Partnership has not elected to be subject to the reporting procedures applicable to large partnerships.

Withholding and Backup Withholding

For each calendar year, we will report to you and to the IRS the amount of distributions that we pay, and the amount of tax (if any) that we withhold on these distributions. The proper application to our Partnership of the rules for withholding under Sections 1441 through 1446 of the U.S. Internal Revenue Code (applicable to certain dividends, interest, and amounts treated as effectively connected with a U.S. trade or business, among other items) is unclear. Because the documentation we receive may not properly reflect the identities of unitholders at any particular time (in light of possible sales of our Units), we may over withhold or under withhold with respect to a particular unitholder. For example, we may impose withholding, remit such amount to the IRS and thus reduce the amount of a distribution paid to a Non U.S. Holder. It may be the case, however, that the corresponding amount of our income was not properly allocable to such holder, and the appropriate amount of withholding should have been less than the actual amount withheld. Such Non U.S. Holder would be entitled to a credit against the holder’s U.S. federal income tax liability for all withholding, including any such excess withholding. However, if the withheld amount were to exceed the holder’s U.S. federal income tax liability, the holder would need to apply for a refund to obtain the benefit of such excess withholding. Similarly, we may fail to withhold on a distribution, and it may be the case that the corresponding income was properly allocable to a Non U.S. Holder and that withholding should have been imposed. In such case, we intend to pay the under withheld amount to the IRS, and we may treat such under withholding as an expense that will be borne indirectly by all unitholders on a pro rata basis (since we may be unable to allocate any such excess withholding tax cost to the relevant Non U.S. Holder).

Under the backup withholding rules, you may be subject to backup withholding tax with respect to distributions paid unless: (i) you are an exempt recipient and demonstrate this fact when required; or (ii) provide a taxpayer identification number, certify as to no loss of exemption from backup withholding tax, and otherwise comply with the applicable requirements of the backup withholding tax rules. A U.S. Holder that is exempt should certify such status on a properly completed IRS Form W 9. A Non U.S. Holder may qualify as an exempt recipient by submitting a properly completed IRS Form W 8. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund from the IRS, provided you supply the required information to the IRS in a timely manner.

If you do not timely provide our Partnership, or the applicable nominee, broker, clearing agent, or other intermediary, with IRS Form W 9 or IRS Form W 8, as applicable, or such form is not properly completed, then our Partnership may become subject to U.S. backup withholding taxes in excess of what would have been imposed had our Partnership or the applicable intermediary received properly completed forms from all unitholders. For administrative reasons, and in order to maintain the fungibility of our Units, such excess U.S. backup withholding taxes, and if necessary similar items, may be treated by our Partnership as an expense that will be borne indirectly by all unitholders on a pro rata basis (e.g., since it may be impractical for us to allocate any such excess withholding tax cost to the unitholders that failed to timely provide the proper U.S. tax forms).

Foreign Account Tax Compliance

The Foreign Account Tax Compliance provisions of the Hiring Incentives to Restore Employment Act of 2010 (“FATCA”) impose a 30% withholding tax on “withholdable payments” made to a “foreign financial institution” or a “non-financial foreign entity”, unless such financial institution or entity satisfies certain information reporting or other requirements. Withholdable payments include certain U.S. source income, such as interest, dividends, and other passive income. Beginning January 1, 2017, withholdable payments also include gross proceeds from the sale or disposition of property that can produce U.S. source interest or dividends. We intend to comply with FATCA, so as to ensure that the 30% withholding tax does not apply to any withholdable payments received by our Partnership, the Holding LP, the Holding Entities, or the operating entities. Nonetheless, the 30% withholding tax may also apply to your allocable share of distributions attributable to withholdable payments, unless you properly certify your FATCA status on IRS Form W 8 or IRS Form W 9 (as applicable) and satisfy any additional requirements under FATCA.

In compliance with FATCA, information regarding certain unitholders’ ownership of our Units may be reported to the IRS or to a non U.S. governmental authority. FATCA remains subject to modification by an applicable intergovernmental agreement between the United States and another country, such as the agreement in effect between the United States and Bermuda for cooperation to facilitate the implementation of FATCA, or by future Treasury Regulations or guidance. You should consult your own tax adviser regarding the consequences under FATCA of an investment in our Units.

Information Reporting with Respect to Foreign Financial Assets

Under Treasury Regulations, U.S. individuals that own “specified foreign financial assets” with an aggregate fair market value exceeding either $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year generally are required to file an information report with respect to such assets with their tax returns. Significant penalties may apply to persons who fail to comply with these rules. Specified foreign financial assets include not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person, and any interest in a foreign entity. Upon the issuance of future Treasury Regulations, these information reporting requirements may apply to certain U.S. entities that own specified foreign financial assets. The failure to report information required under the current regulations could result in substantial penalties and in the extension of the statute of limitations with respect to federal income tax returns filed by you. You should consult your own tax adviser regarding the possible implications of these Treasury Regulations for an investment in our Units.

Certain Effects of a Transfer of Units

Our Partnership may allocate items of income, gain, loss, deduction, and credit using a monthly or other convention, whereby any such items recognized in a given month by our Partnership are allocated to our unitholders as of a specified date of such month. Any U.S. withholding taxes applicable to dividends received by the Holding LP (and, in turn, our Partnership) generally will be withheld by our Partnership only when such dividends are paid. Because our Partnership generally intends to distribute amounts received in respect of dividends shortly after receipt of such amounts, it is generally expected that any U.S. withholding taxes withheld by our Partnership on such amounts will correspond to our unitholders who were allocated income and who received the distributions in respect of such amounts. The Holding LP may invest in debt obligations or other securities for which the accrual of interest or income thereon is not matched by a contemporaneous receipt of cash. Any such accrued interest or other income would be allocated pursuant to such monthly or other convention. Consequently, our unitholders may recognize income in excess of cash distributions received from our Partnership, and any income so included by a unitholder would increase the basis such unitholder has in our Units and would offset any gain (or increase the amount of loss) realized by such unitholder on a subsequent disposition of its Units. In addition, U.S. withholding taxes generally would be withheld by our Partnership only on the payment of cash in respect of such accrued interest or other income, and, therefore, it is possible that some unitholders would be allocated income which might be distributed to a subsequent unitholder, and such subsequent unitholder would be subject to withholding at the time of distribution. As a result, the subsequent unitholder, and not the unitholder who was allocated income, would be entitled to claim any available credit with respect to such withholding.

The Holding LP has invested and will continue to invest in certain Holding Entities and operating entities organized in non U.S. jurisdictions, and income and gain from such investments may be subject to withholding and other taxes in such jurisdictions. If any such non U.S. taxes were imposed on income allocable to a U.S. Holder, and such holder were thereafter to dispose of its Units prior to the date distributions were made in respect of such income, under applicable provisions of the U.S. Internal Revenue Code and Treasury Regulations, the unitholder to whom such income was allocated (and not the unitholder to whom distributions were ultimately made) would, subject to other applicable limitations, be the party permitted to claim a credit for such non U.S. taxes for U.S. federal income tax purposes. Thus a unitholder may be affected either favourably or adversely by the foregoing rules. Complex rules may, depending on a unitholder’s particular circumstances, limit the availability or use of foreign tax credits, and you are urged to consult your own tax adviser regarding all aspects of foreign tax credits.

Nominee Reporting

Persons who hold an interest in our Partnership as a nominee for another person may be required to furnish to us:

(i)	the name, address and taxpayer identification number of the beneficial owner and the nominee;

(ii)	whether the beneficial owner is (a) a person that is not a U.S. person, (b) a foreign government, an international organization, or any wholly owned agency or instrumentality of either of the foregoing, or (c) a tax exempt entity;

(iii)	the amount and description of Units held, acquired, or transferred for the beneficial owner; and

(iv)	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions may be required to furnish additional information, including whether they are U.S. persons and specific information on Units they acquire, hold, or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1,500,000 per calendar year, generally is imposed by the U.S. Internal Revenue Code for the failure to report such information to us. The nominee is required to supply the beneficial owner of our Units with the information furnished to us.

New Legislation or Administrative or Judicial Action

The U.S. federal income tax treatment of our unitholders depends, in some instances, on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. You should be aware that the U.S. federal income tax rules, particularly those applicable to partnerships, are constantly under review (including currently) by the Congressional tax writing committees and other persons involved in the legislative process, the IRS, the U.S. Treasury Department and the courts, frequently resulting in revised interpretations of established concepts, statutory changes, revisions to regulations and other modifications and interpretations, any of which could adversely affect the value of our Units and be effective on a retroactive basis. For example, changes to the U.S. federal tax laws and interpretations thereof could make it more difficult or impossible for our Partnership to be treated as a partnership that is not taxable as a corporation for U.S. federal income tax purposes, change the character or treatment of portions of our Partnership’s income (including changes that recharacterize certain allocations as potentially non-deductible fees), reduce the net amount of distributions available to our unitholders, or otherwise affect the tax considerations of owning our Units. Such changes could also affect or cause our Partnership to change the way it conducts its activities and adversely affect the value of our Units.

Our Partnership’s organizational documents and agreements permit our General Partner to modify our Limited Partnership Agreement from time to time, without the consent of our unitholders, to elect to treat our Partnership as a corporation for U.S. federal tax purposes, or to address certain changes in U.S. federal income tax regulations, legislation or interpretation. In some circumstances, such revisions could have a material adverse impact on some or all of our unitholders.

THE FOREGOING DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. THE TAX MATTERS RELATING TO OUR PARTNERSHIP AND UNITHOLDERS ARE COMPLEX AND ARE SUBJECT TO VARYING INTERPRETATIONS. MOREOVER, THE EFFECT OF EXISTING INCOME TAX LAWS, THE MEANING AND IMPACT OF WHICH IS UNCERTAIN, AND OF PROPOSED CHANGES IN INCOME TAX LAWS WILL VARY WITH THE PARTICULAR CIRCUMSTANCES OF EACH UNITHOLDER, AND IN REVIEWING THIS PROSPECTUS SUPPLEMENT THESE MATTERS SHOULD BE CONSIDERED. EACH UNITHOLDER SHOULD CONSULT ITS OWN TAX ADVISER WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES OF ANY INVESTMENT IN OUR UNITS.

LEGAL MATTERS

The validity of the Offered Units will be passed upon for us by Appleby, Bermuda counsel to our Partnership. In connection with the issue and sale of the Offered Units, certain legal matters will be passed upon, on behalf of our Partnership, by Torys LLP as to Canadian law and U.S. federal and New York law, and, on behalf of the Underwriters, by Goodmans LLP as to Canadian law, and by Milbank, Tweed, Hadley & McCloy LLP, New York, New York as to U.S. federal and New York law.

AUDITOR, TRANSFER AGENT AND REGISTRAR

The consolidated financial statements incorporated by reference in this Prospectus Supplement and the effectiveness of Brookfield Infrastructure Partners L.P.’s internal control over financial reporting have been audited by Deloitte LLP, independent registered public accounting firm, as stated in its reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon its authority as experts in accounting and auditing.

The transfer agent and registrar for the Units is Computershare Shareowner Services LLC at its principal office in Canton, Massachusetts, U.S.A.

Brookfield Infrastructure Partners L.P.

Limited Partnership Units

We may, from time to time, issue limited partnership units (our “Units”) in one or more offerings.

Each time our Units are offered, we will provide a prospectus supplement containing more specific information about the particular offering and attach it to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus.

You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in our Units.

Our Units are traded on the New York Stock Exchange (the “NYSE”) under the symbol “BIP” and the Toronto Stock Exchange (the “TSX”) under the symbol “BIP.UN”. The last reported sale price of our Units on May 6, 2013 was $38.33 per Unit on the NYSE and C$38.58 per Unit on the TSX.

An investment in our Units involves a high degree of risk. See “Risk Factors” beginning on page 5.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement.

The date of this prospectus is May 7, 2013.

You should rely only on the information contained, or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus prepared by us or on our behalf. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. References to this “prospectus” include documents incorporated by reference herein. See “Documents Incorporated by Reference.” We are not making an offer of these securities in any jurisdiction where an offer is not permitted and, therefore, this document may only be used where it is legal to offer these securities. The information in this prospectus or the documents incorporated by reference is accurate only as of the date on the front of such documents. Our business, financial condition, results of operations and prospects may have changed since then.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) using a shelf registration process. Under this shelf registration process, we may sell our Units in one or more offerings. This prospectus provides you with a general description of our Units. Each time we sell our Units, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.

Before you invest, you should read both this prospectus and any applicable prospectus supplement, together with additional information incorporated by reference and described under the heading “Documents Incorporated by Reference.” This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. You should refer to the registration statement and the exhibits to the registration statement for further information with respect to us and the securities that may be offered hereunder.

Unless the context requires otherwise, when used in this prospectus, the terms “BIP,” our “Partnership,” “we,” “us” and “our” refer to, collectively, our partnership, Brookfield Infrastructure Partners L.P., Brookfield Infrastructure L.P. (“Brookfield Infrastructure”), the subsidiaries of Brookfield Infrastructure that, from time-to-time, hold our interests in the operating entities, and the operating entities that directly or indirectly hold our current operations and assets that we may acquire in the future, including any assets held through joint ventures, partnerships and consortium arrangements.

In this prospectus and any prospectus supplement, unless otherwise indicated, all dollar amounts and references to “$” or “US$” are to U.S. dollars, and all references to “C$” are to Canadian dollars.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable to “foreign private issuers” (as such term is defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”)) and we will fulfill our obligations with respect to these requirements by filing or furnishing reports with the SEC. In addition, we are required to file documents filed with the SEC with the securities regulatory authority in each of the provinces and territories of Canada. Periodic reports and other information filed with the SEC may be inspected and copied at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC. The address of the SEC internet site is www.sec.gov. You are invited to read and copy any reports, statements or other information, other than confidential filings, that we file with the Canadian securities regulatory authorities. These filings are electronically available from the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com, the Canadian equivalent of the SEC’s electronic document gathering and retrieval system. This information is also available on our website at www.brookfieldinfrastructure.com. Throughout the period of distribution, copies of these materials will also be available for inspection during normal business hours at the offices of our manager at Brookfield Place, 250 Vesey Street, 15th Floor, New York, New York, United States 10281-1023.

As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal unitholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act relating to their purchases and sales of Units. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to file with the SEC, as soon as practicable, and in any event within four months after the end of each fiscal year, an annual report on Form 20-F containing financial statements audited by an independent public accounting firm. We also intend to furnish quarterly reports on Form 6-K containing unaudited interim financial information for each of the first three quarters of each fiscal year.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus certain documents that we file with or furnish to the SEC. This means that we can disclose important information to you by referring to those documents. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of our Units by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

The following document, which has been filed with the securities regulatory authorities in Canada and filed with the SEC, is specifically incorporated by reference in this prospectus:

1.	our Annual Report on Form 20-F for the fiscal year ended December 31, 2012, dated April 30, 2013 (our “Annual Report”).

All annual reports filed by us with the SEC on Form 20-F and any Form 6-K filed or furnished by us that is identified in such form as being incorporated by reference into the registration statement of which this prospectus forms a part, in each case, subsequent to the date of this prospectus and prior to the termination of this offering, are incorporated by reference into this prospectus as of the date of the filing of such documents. We shall undertake to provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits to such documents, unless such exhibits are specifically incorporated by reference to such documents. Requests for such copies should be directed to:

Brookfield Infrastructure Partners L.P.

Investor Relations

73 Front Street

Hamilton HM 12

Bermuda

Attn: Tracey Wise, Vice President, Investor Relations & Communications

Email: tracey.wise@brookfield.com

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded, for the purposes of this prospectus, to the extent that a statement contained in this prospectus, or in any other subsequently filed or furnished document which also is or is deemed to be incorporated by reference in this prospectus, modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

CAUTION REGARDING FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated by reference in this prospectus contain certain “forward-looking statements” and “forward-looking information” within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. These forward-looking statements and information relate to, among other things, our objectives, goals, strategies, intentions, plans, beliefs, expectations and estimates and anticipated events or trends. In some cases, you can identify forward-looking statements by terms such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “potential”, “should”, “will”, and “would”, or the negative of those terms or other comparable terminology. These forward-looking statements and information are not historical facts but reflect our current expectations regarding future results or events and are based on information currently available to us and on assumptions we believe are reasonable. Although we believe that our anticipated future results, performance or achievements expressed or implied by these forward-looking statements and information are based on reasonable assumptions and expectations, the reader should not place undue reliance on forward-looking statements and information because they involve assumptions, known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by these forward-looking statements and information. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations and our plans and strategies may vary materially from those expressed in the forward-looking statements and forward-looking information in this prospectus.

OFFER STATISTICS AND EXPECTED TIMETABLE

We may sell from time to time pursuant to this prospectus (as may be detailed in prospectus supplements) an indeterminate number of our Units. The actual per Unit price of our Units that we will offer pursuant hereto will depend on a number of factors that may be relevant as of the time of offer (see “Plan of Distribution” below).

THE OFFER AND LISTING

Our Units are listed on the NYSE under the symbol “BIP” and the TSX under the symbol “BIP.UN”.

The following table sets forth the high and low prices for our Units on the NYSE for the periods indicated since the date of listing on January 31, 2008:

Period	High	Low
	($)	($)
2008	21.60	9.47
2009	18.64	7.15
2010	23.34	14.95
2011	27.86	21.08
2012	36.70	27.98
2013 (up to May 6)	40.40	35.85

2011
First Quarter	23.79	20.80
Second Quarter	25.17	22.55
Third Quarter	27.58	23.68
Fourth Quarter	27.86	23.00

2012
First Quarter	31.63	27.98
Second Quarter	33.57	29.66
Third Quarter	36.70	32.49
Fourth Quarter	35.45	32.95

2013
First Quarter	40.40	35.85
Second Quarter (up to May 6)	38.93	37.30

November 2012	34.40	32.95
December 2012	35.25	33.23
January 2013	37.73	35.85
February 2013	39.70	37.32
March 2013	40.40	37.37
April 2013	38.65	37.30
May 2013 (up to May 6)	38.93	38.33

On May 6, 2013, the closing price of our Units on the NYSE was $38.33.

The following table sets forth the high and low prices for our Units on the TSX for the periods indicated since the date of listing on September 10, 2009:

Period	High	Low
	(C$)	(C$)
September 10, 2009 to December 31, 2009	19.50	15.50
2010	23.31	15.94
2011	28.35	19.68
2012	36.27	28.13
2013 (up to May 6)	41.25	35.33

2011
First Quarter	27.28	23.45
Second Quarter	28.35	24.00
Third Quarter	18.80	17.00
Fourth Quarter	18.60	15.94

2012
First Quarter	31.51	28.13
Second Quarter	34.33	29.78
Third Quarter	36.27	33.23
Fourth Quarter	34.90	32.86

2013
First Quarter	41.25	35.33
Second Quarter (up to May 6)	39.42	38.20

November 2012	34.29	32.86
December 2012	34.87	32.86
January 2013	37.85	35.33
February 2013	40.82	37.28
March 2013	41.25	38.29
April 2013	39.12	38.20
May 2013 (up to May 6)	39.42	38.58

On May 6, 2013, the closing price of our Units on the TSX was C$38.58.

BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

Our Partnership is a Bermuda exempted limited partnership that was established on May 21, 2007 under the provisions of the Exempted Partnerships Act, 1992 of Bermuda and the Limited Partnership Act, 1883 of Bermuda. Our registered office is located at 73 Front Street, Hamilton HM 12, Bermuda and our telephone number at that address is +1 441 294-3309. Our Partnership was spun-off from Brookfield Asset Management Inc. and certain of its affiliates on January 31, 2008. Brookfield Infrastructure owns and operates high quality, long-life assets that generate stable cash flows, require relatively minimal maintenance capital expenditures and, by virtue of barriers to entry or other characteristics, tend to appreciate in value over time. Our current operations consist of utility businesses, transport and energy businesses and freehold timberlands in North and South America, Australasia and Europe. For additional information, please refer to our Annual Report.

Our Partnership’s sole material asset is its limited partnership interest in Brookfield Infrastructure L.P. (the “Holding LP”). Our Partnership anticipates that the only distributions that it will receive in respect of our Partnership’s limited partnership interest in the Holding LP will consist of amounts that are intended to assist our Partnership in making distributions to our unitholders in accordance with our Partnership’s distribution policy and to allow our Partnership to pay expenses as they become due. The declaration and payment of cash distributions by our Partnership is at the discretion of Brookfield Infrastructure Partners Limited (our “Managing General Partner”). Our Partnership is not required to make such distributions and neither our Partnership nor our Managing General Partner can assure you that our Partnership will make such distributions as  intended.

RISK FACTORS

An investment in our Units involves a high degree of risk. Before making an investment decision, you should carefully consider the risk factors incorporated by reference from our Annual Report, and the other information incorporated by reference in this prospectus, as updated by our subsequent filings with the SEC pursuant to Sections 13(a), 14 or 15(d) of the Exchange Act, which are incorporated herein by reference, and those described in the applicable prospectus supplement. For more information see “Where You Can Find More Information” and “Documents Incorporated by Reference.”

CONSOLIDATED CAPITALIZATION

The following table sets forth the partnership capital and consolidated indebtedness of our Partnership as of December 31, 2012, the date of our Partnership’s most recently filed financial statements. There have been no other material changes to the unit or loan capital of our Partnership on a consolidated basis since December 31, 2012. The table below should be read together with the detailed information and financial statements incorporated by reference in this prospectus, including the audited annual consolidated financial statements of our Partnership as of and for the year ended December 31, 2012, incorporated by reference into this prospectus.

US$ millions	As at December 31, 2012
Corporate borrowings	$946
Non-recourse borrowings	6,993
Other liabilities	3,971
Partnership capital
Limited partners partnership capital	3,632
General partner partnership capital	27
Non-controlling interest – RPUs held by Brookfield	1,365
Non-controlling interest – in operating subsidiaries	2,784
Total Capitalization	$19,718

REASON FOR THE OFFER AND USE OF PROCEEDS

Unless we state otherwise in the applicable prospectus supplement accompanying this prospectus, we expect to use the net proceeds of the sale of Units by us for general corporate purposes.

The actual application of proceeds from the sale of any particular offering of Units covered by this prospectus will be described in the applicable prospectus supplement relating to the offering.

DESCRIPTION OF LIMITED PARTNERSHIP UNITS

The description of our Units contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of our Units. If we indicate in the applicable prospectus supplement, the terms of our Units may differ from the terms we have summarized below.

We may sell from time to time, in one or more offerings, Units.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

Our Units are non-voting limited partnership interests in our Partnership. Holders of our Units are not entitled to the withdrawal or return of capital contributions in respect of our Units, except to the extent, if any, that distributions are made to such holders pursuant to our limited partnership agreement or upon the liquidation of our Partnership as described in our Annual Report or as otherwise required by applicable law. Except to the extent expressly provided in our limited partnership agreement, a holder of our Units will not have priority over any other holder of our Units, either as to the return of capital contributions or as to profits, losses or distributions. Holders of our Units will not be granted any preemptive or other similar right to acquire additional interests in our Partnership. In addition, holders of our Units do not have any right to have their Units redeemed by our Partnership. Any material U.S. and Canadian federal income tax considerations related to such Units will be described in a prospectus supplement. For a more detailed description of our Units, please refer to our Annual Report.

PLAN OF DISTRIBUTION

We may sell our Units being offered hereby in one or more of the following ways from time to time:

•	through dealers or agents to the public or to investors;

•	to underwriters for resale to the public or to investors;

•	directly to investors; or

•	through a combination of such methods.

We will set forth in a prospectus supplement the terms of the offering of our Units, including:

•	the name or names of any agents, dealers or underwriters;

•	the purchase price of our Units being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional Units from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which our Units may be listed.

Underwriters, dealers and agents that participate in the distribution of our Units may be deemed to be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of our Units may be treated as underwriting discounts and commissions under the Securities Act.

We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the U.S. and Canadian securities legislation. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

Certain persons that participate in the distribution of our Units may engage in transactions that stabilize, maintain or otherwise affect the price of our Units, including over-allotment, stabilizing and short-covering transactions in our Units, and the imposition of penalty bids, in connection with an offering. Such transactions, if commenced, may be discontinued at any time. Certain persons may also engage in passive market making transactions as permitted by Rule 103 of Regulation M. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES

Our Partnership is organized under the laws of Bermuda. A substantial portion of our Partnership’s assets are located outside of Canada and the United States and certain of the directors of our Managing General Partner, as well as certain of the experts named in this prospectus, may be residents of jurisdictions outside of Canada and the United States. We have expressly submitted to the jurisdiction of certain state and federal courts in New York and of the Ontario courts and have appointed an attorney for service of process in Ontario and in the United States. However, it may be difficult for investors to effect service within Ontario or elsewhere in Canada or the United States upon those directors and experts who are not residents of Canada or the United States. Furthermore, it may be difficult to realize upon or enforce in Canada or the United States any judgment of a court of Canada or the United States against us, the directors of our Managing General Partner or the experts named in this prospectus since a substantial portion of our assets and the assets of such persons may be located outside of Canada and the United States.

We have been advised by counsel that there is no treaty in force between Canada and Bermuda or the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a Canadian or U.S. judgment would be capable of being the subject of enforcement proceedings in Bermuda against us, the directors of our Managing General Partner or the experts named in this prospectus depends on whether the Canadian or U.S. court that entered the judgment is recognized by a Bermuda court as having jurisdiction over us, the directors of our Managing General Partner or the experts named in this prospectus, as determined by reference to Bermuda conflict of law rules. The courts of Bermuda would recognize as a valid judgment, a final and conclusive judgment in personam obtained in a Canadian or U.S. court pursuant to which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty). The courts of Bermuda would give a judgment based on such a judgment as long as (i) the court had proper jurisdiction over the parties subject to the judgment; (ii) the court did not contravene the rules of natural justice of Bermuda; (iii) the judgment was not obtained by fraud; (iv) the enforcement of the judgment would not be contrary to the public policy of Bermuda; (v) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of Bermuda; and (vi) there is due compliance with the correct procedures under the laws of Bermuda.

In addition to and irrespective of jurisdictional issues, Bermuda courts will not enforce a provision of Canadian or U.S. federal securities laws that is either penal in nature or contrary to public policy. It is the advice of our Bermuda counsel that an action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, is unlikely to be entertained by Bermuda. Specified remedies available under the laws of Canadian or U.S. jurisdictions, including specified remedies under Canadian securities laws or U.S. federal securities laws, would not likely be available under Bermuda law or enforceable in a Bermuda court, as they may be contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against us, the directors of our Managing General Partner or the experts named in this prospectus in the first instance for a violation of Canadian securities laws or U.S. federal securities laws because these laws have no extraterritorial application under Bermuda law and do not have force of law in Bermuda.

LEGAL MATTERS

The validity of our Units and certain other legal matters with respect to the laws of Bermuda will be passed upon by Appleby, Bermuda counsel to our Partnership. As of the date hereof, the partners and associates of Appleby, Bermuda beneficially own, directly or indirectly, in aggregate, less than one percent of our securities.

EXPERTS

The consolidated financial statements incorporated by reference in this prospectus and the effectiveness of Brookfield Infrastructure Partners L.P.’s internal control over financial reporting have been audited by Deloitte LLP, independent registered chartered accountants, as stated in its reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon its authority as experts in accounting and auditing.

MATERIAL CHANGES

Except as otherwise described in our Annual Report and in the documents incorporated by reference into this prospectus as referred to in “Documents Incorporated by Reference” above, no reportable material changes have occurred since December 31, 2012.

EXPENSES

The following are the estimated expenses of the offering of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee	$	*
Blue sky fees and expenses		**
Transfer agent fees		**
Printing and engraving costs		**
Legal fees and expenses		**
Accounting fees and expenses		**
Miscellaneous		**

Total	$	**

*	The Registrant is registering an indeterminate amount of securities under this Registration Statement and in accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of all of the registration fee.
**	The applicable prospectus supplement will set forth the estimated aggregate amount of expenses payable in respect of any offering of securities.

        Limited Partnership Units

$

Prospectus Supplement

        , 2015

Credit Suisse

HSBC

RBC Capital Markets

TD Securities